UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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GNC HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

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300 Sixth Avenue

Pittsburgh, Pennsylvania 15222

April 11, 2017

Dear Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of GNC Holdings, Inc. (the “Company”) to be held on Tuesday, May 23, 2017 at 8:00 A.M. Eastern Time at the Omni William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania 15219.

The agenda for the Annual Meeting includes:

●	The election of seven directors named in the attached proxy statement to our Board of Directors (Proposal 1);

●	An advisory vote to approve the compensation paid to our Named Executive Officers described herein (commonly known as a “say-on-pay” proposal) (Proposal 2);

●	An advisory vote on the frequency of holding a non-binding, advisory vote by our stockholders to approve the compensation of our Named Executive Officers (commonly known as a “say-on-frequency” vote) (Proposal 3); and

●	The ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for our 2017 fiscal year (Proposal 4).

Our Board of Directors recommends that you vote FOR Proposals 1, 2, and 4 and recommends that you cast your vote on Proposal 3 to hold the advisory “say-on-pay” vote annually.

Your interest in the Company and your vote are very important to us. The enclosed proxy materials contain detailed information regarding the business that will be considered at the Annual Meeting. We encourage you to read the proxy materials and vote your shares as soon as possible. You may vote your proxy via the Internet or telephone or, if you received a paper copy of the proxy materials, by mail by completing and returning the proxy card.

On behalf of the Company, I would like to express our appreciation for your ongoing interest in GNC.

Very truly yours,

Robert F. Moran
Interim Chief Executive Officer

GNC HOLDINGS, INC.

NOTICE OF

2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2017

DATE AND TIME	8:00 a.m. on Tuesday, May 23, 2017

PLACE	Omni William Penn Hotel 530 William Penn Place Pittsburgh, Pennsylvania 15219

ITEMS OF BUSINESS	(1) To elect seven directors named in these proxy materials to hold office until our 2018 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal (Proposal 1).

(2) To approve, by non-binding vote, the compensation paid to our Named Executive Officers in 2016, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (Proposal 2).

(3) To approve, by non-binding vote, the frequency of holding a non-binding, advisory vote by our stockholders to approve the compensation of our Named Executive Officers (commonly known as a “say-on-frequency” vote) (Proposal 3).

(4) To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for our 2017 fiscal year (Proposal 4).

(5) To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

RECORD DATE	You are entitled to vote only if you were a stockholder of record at the close of business on March 24, 2017.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote online at www.proxyvote.com or via telephone by calling 1-800-690-6903, or to complete and return a proxy card (no postage is required).

REQUIRED VOTE	The affirmative vote of a majority of the votes cast by our stockholders in person or represented by proxy at the Annual Meeting is required to approve each of Proposals 1, 2, and 4 described in these proxy materials. With respect to Proposal 3, the alternative receiving the greatest number of votes will be the frequency that our stockholders will approve.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 23, 2017: As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of Internet availability of proxy materials containing instructions on how to access these proxy materials and submit their respective proxy votes online. This proxy statement, our 2016 Annual Report to stockholders and the proxy card are available at www.proxyvote.com. You will need your notice of Internet availability or proxy card to access these proxy materials.

April 11, 2017

Gavin M. O’Connor
Vice President, Chief Compliance Officer and Secretary

- i -

300 Sixth Avenue

Pittsburgh, Pennsylvania 15222

PROXY STATEMENT

2017 ANNUAL MEETING OF STOCKHOLDERS

May 23, 2017

The Board of Directors (the “Board”) of GNC Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), has prepared this document to solicit your proxy to vote upon certain matters at our 2017 annual meeting of stockholders (the “Annual Meeting”).

These proxy materials contain information regarding the Annual Meeting, to be held on Tuesday, May 23, 2017, beginning at 8:00 a.m. Eastern Time at the Omni William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania 15219, and at any adjournment or postponement thereof. As permitted by the rules adopted by the Securities and Exchange Commission (the “SEC”), rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of Internet availability of proxy materials (the “Notice”) containing instructions on how to access and review these proxy materials and submit their respective proxy votes online. If you receive the Notice and would like to receive a paper copy of these proxy materials, you should follow the instructions for requesting such materials located at www.proxyvote.com.

QUESTIONS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

It is anticipated that we will begin mailing this proxy statement, the proxy card, our Annual Report to Stockholders for the year ended December 31, 2016 (the “Annual Report”) and the Notice, and that these proxy materials will first be made available online to our stockholders, on or about April 11, 2017. The information regarding stock ownership and other matters in this proxy statement is as of March 24, 2017 (the “Record Date”), unless otherwise indicated.

What may I vote on?

You may vote on the following proposals:

●	the election of seven directors to serve until our 2018 annual meeting of stockholders (the “2018 Annual Meeting”) and their respective successors have been duly elected and qualified, or their earlier resignation or removal (Proposal 1);

●	the approval, by non-binding vote, of the compensation paid to our Named Executive Officers in 2016, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (Proposal 2);

●	the approval, by non-binding vote, of the frequency of holding a non-binding, advisory vote by our stockholders to approve the compensation of our Named Executive Officers (commonly known as a “say-on-frequency” vote) (Proposal 3); and

●	the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as independent auditors for our 2017 fiscal year (Proposal 4).

THE BOARD RECOMMENDS A VOTE (1) FOR THE ELECTION OF EACH OF OUR DIRECTORS (PROPOSAL 1), (2) FOR THE APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS IN 2016 (“SAY-ON-PAY”) (PROPOSAL 2), (3) TO RECOMMEND, ON AN ADVISORY BASIS, holding a non-binding advisory vote to approve the compensation of our Named Executive Officers annually (“SAY-ON-FREQUENCY”) (PROPOSAL 3), AND (4) FOR THE RATIFICATION OF THE APPOINTMENT OF PWC AS INDEPENDENT AUDITORS (PROPOSAL 4).

Who may vote?

Stockholders of record of our Class A common stock, par value $0.001 per share (“Common Stock”), at the close of business on the Record Date are entitled to receive the Notice and these proxy materials and to vote their respective shares at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter that is properly brought before the Annual Meeting. As of the Record Date, there were 68,564,078 shares of Common Stock issued and outstanding.

How do I vote?

We encourage you to vote your shares via the Internet. How you vote will depend on how you hold your shares of Common Stock.

Stockholders of Record

If your Common Stock is registered directly in your name with our transfer agent, American Stock, Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares, and a full paper set of these proxy materials is being sent directly to you. As a stockholder of record, you have the right to vote by proxy.

You may vote by proxy in any of the following three ways:

Internet. Go to www.proxyvote.com to use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website.

Phone. Call 1-800-690-6903 using any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call.

Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Voting by any of these methods will not affect your right to attend the Annual Meeting and vote in person. However, for those who will not be voting in person at the Annual Meeting, your final voting instructions must be received by no later than 11:59 p.m. Eastern Time on May 22, 2017.

Beneficial Owners

Most of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and the Notice is being forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote. Your broker, bank or nominee has enclosed a voting instruction form for you to use in directing the broker, bank or nominee on how to vote your shares. If you hold your shares through a New York Stock Exchange (“NYSE”) member brokerage firm, that member brokerage firm has the discretion to vote shares it holds on your behalf with respect to Proposal 4 (the ratification of PwC as independent auditors for our 2017 fiscal year), but not with respect to Proposal 1 (the election of directors), Proposal 2 (the “say-on-pay” proposal) or Proposal 3 (the “say-on-frequency” proposal) as more fully described under “What is a broker ‘non-vote’?” below.

Can I change my vote?

Yes. If you are the stockholder of record, you may revoke your proxy before it is exercised by doing any of the following:

●	voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time on May 22, 2017;

●	timely sending a letter to us stating that your proxy is revoked;

●	signing a new proxy and timely sending it to us; or

●	attending the Annual Meeting and voting by ballot.

Beneficial owners should contact their broker, bank or nominee for instructions on changing their votes.

How many votes must be present to hold the Annual Meeting?

A “quorum” is necessary to hold the Annual Meeting. A quorum is a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting. They may be present at the Annual Meeting or represented by proxy. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

How many votes are needed to approve the proposals?

At the Annual Meeting, a “FOR” vote by a majority of votes cast is required for Proposal 1 (the election of directors), Proposal 2 (the “say-on-pay” proposal) and Proposal 4 (the ratification of PwC as independent auditors for our 2017 fiscal year). With respect to Proposal 3 (the “say-on-frequency” proposal), the alternative receiving the greatest number of votes (every one year, two years or three years) will be the frequency that our stockholders approve, by non-binding vote, to hold the say-on-pay proposal.

A “FOR” vote by a “majority of votes cast” means that the number of shares voted “FOR” exceeds the number of shares voted “AGAINST.”

What is an abstention?

An abstention is a properly signed proxy card that is marked “ABSTAIN.” Abstentions do not constitute votes “FOR” or votes “AGAINST” any of the Proposals and, therefore, will have no effect on the outcome of any of those Proposals.

What is a broker “non-vote?”

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received timely instructions from the beneficial owner. Under current applicable rules, Proposal 4 (the ratification of PwC as independent auditors for our 2017 fiscal year) is a “discretionary” item upon which NYSE member brokerage firms that hold shares as nominee may vote on behalf of the beneficial owners if such beneficial owners have not furnished voting instructions by the tenth day before the Annual Meeting.

However, NYSE member brokerage firms that hold shares as a nominee may not vote on behalf of the beneficial owners on Proposal 1 (the election of directors), Proposal 2 (the “say-on-pay” proposal) or Proposal 3 (the “say-on-frequency” proposal) unless you provide voting instructions. Therefore, if a NYSE member brokerage firm holds your Common Stock as a nominee, please instruct your broker how to vote your Common Stock on each of these proposals. This will ensure that your shares are counted with respect to each of these proposals. Broker “non-votes” do not constitute votes “FOR” or votes “AGAINST” and therefore will have no effect on the outcome of any of the proposals.

Will any other matters be acted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will have discretion to vote on those matters. As of December 12, 2016, the date by which any proposal for consideration at the Annual Meeting submitted by a stockholder must have been received by us to be presented at the Annual Meeting, and as of the date of these proxy materials, we did not know of any other matters to be presented at the Annual Meeting.

Who pays for this proxy solicitation?

We will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by our directors or associates for no additional compensation. We will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing these proxy materials to the beneficial owners of Common Stock held of record by such persons.

Whom should I call with other questions?

If you have additional questions about these proxy materials or the Annual Meeting, please contact: GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania, 15222, Attention: Gavin M. O’Connor Telephone: (412) 288-4600.

ELECTION OF DIRECTORS
(PROPOSAL 1)

The Board proposes that each of the seven director nominees described below (the “Nominees”), who currently are members of our Board, be re-elected for a one-year term expiring at our 2018 Annual Meeting and until the due election and qualification of his or her successor, or until his or her earlier resignation or removal.

All of the Nominees have indicated their willingness to serve if elected. If, at the time of the meeting, any Nominee is unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other nominee as the Board may designate, or the Board may elect to decrease the size of the Board.

Set forth below is information concerning each Nominee, and the key experience, qualifications and skills he or she brings to the Board.

Recommendation

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS.

The Nominees

Robert F. Moran, 66, became one of our directors in June 2013 and our Interim Chief Executive Officer in July 2016. Mr. Moran most recently served as Chairman and Chief Executive Officer of PetSmart, Inc., a leading specialty provider of pet products, services and solutions (“PetSmart”), from February 2009 to June 2013. Prior to being appointed Chairman, Mr. Moran was PetSmart’s President and Chief Executive Officer from June 2009 to January 2012 and its President and Chief Operating Officer from December 2001 to June 2009. Before joining PetSmart in 1999, Mr. Moran was president of Toys “R” Us Canada. Mr. Moran served on the boards of directors of Collective Brands, Inc. from March 2005 to October 2012 and of PetSmart from September 2009 to June 2013. He currently serves on the boards of directors of Hanesbrands, Inc., for which he chairs the audit committee, and the USA Track & Field Foundation. Mr. Moran’s more than 40 years of executive leadership experience, both domestically and internationally, and extensive retail experience and expertise led to the conclusion that he should serve as a director on the Board.

Jeffrey P. Berger, 67, became one of our directors in March 2011. Mr. Berger currently is a private investor. From 2008 until April 2013, Mr. Berger served as a consultant to H. J. Heinz Company, a leading producer and marketer of healthy and convenient foods (“Heinz”). From 2007 to 2008, Mr. Berger was the Chairman of Global Foodservice of Heinz. From 2005 to 2007, Mr. Berger was the Executive Vice President, President and Chief Executive Officer of Heinz Foodservice. From 1994 to 2005, Mr. Berger was President and Chief Executive Officer of Heinz North America Foodservice. Mr. Berger currently serves on the board of directors of Big Lots, Inc., a discount retailer (“Big Lots”), for which he chairs the nominating/corporate governance committee and serves as a member of the compensation committee. Mr. Berger’s years of experience as an executive officer at Heinz, in addition to his public company board experience, led to the conclusion that he should serve as a director on the Board.

Alan D. Feldman, 65, became one of our directors in June 2013. Mr. Feldman most recently served as Chairman, President and Chief Executive Officer of Midas, Inc., a provider of retail automotive services, from May 2006 until its merger with TBC Corporation in May 2012 and as its President and Chief Executive Officer from January 2003 until May 2006. From 1994 through 2002, Mr. Feldman held senior management posts at McDonald’s Corporation and, prior to that, with the Pizza Hut and Frito-Lay units of PepsiCo, Inc. Mr. Feldman also currently serves on the board of directors of Foot Locker, Inc., for which he chairs the compensation and management resources committee and serves as a member of the executive committee and the finance and strategic planning committee, and of John Bean Technologies Corporation, for which he chairs the audit committee and serves as a member of the nominating and governance committee. Mr. Feldman also serves as chair-elect to the University of Illinois Foundation. Mr. Feldman’s recognized leadership skills and years of broad-based experience in independent, franchised retail operations, brand management and customer relations led to the conclusion that he should serve as a director on the Board.

Michael F. Hines, 61, became one of our directors in November 2009. He was appointed Chairman of our Board in August 2014, and prior to that, served as our Lead Independent Director since July 2012. Mr. Hines was the Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to March 2007. From 1990 to 1995, he held management positions with Staples, Inc., most recently as Vice President, Finance. Earlier, he spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche, LLP in Boston. Mr. Hines serves on the board of directors of The TJX Companies, Inc., a retailer of apparel and home fashions (“TJX”), and is the chair of its audit committee and a member of its finance committee. He also serves on the board of directors of Dunkin Brands Group, Inc., the parent company of Dunkin’ Donuts and Baskin-Robbins, for which he chairs the audit committee and is a member of the nominating and corporate governance committee. Mr. Hines’s experience as a financial executive and certified public accountant, coupled with his extensive knowledge of financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of large retailers, led to the conclusion that he should serve as a director on the Board.

Amy B. Lane, 64, became one of our directors in June 2011. Ms. Lane was a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., an investment bank, from 1997 until her retirement in 2002. Ms. Lane previously served as a Managing Director at Salomon Brothers, Inc., an investment bank, where she founded and led the retail industry investment banking unit. Ms. Lane serves on the board of directors of TJX, and is the chair of its finance committee and a member of its audit and executive committees. Additionally, she serves on the board of directors of Nextera Energy, Inc., an electric utility holding company, and as a member of its finance committee and on the board of directors of Urban Edge Properties, a REIT spun off from Vornado Realty Trust. Ms. Lane’s experience as the leader of two investment banking practices covering the global retailing industry has given her substantial experience with financial services, capital markets, finance and accounting, capital structure, acquisitions and divestitures in the retail industry as well as management, leadership and strategy, which led to the conclusion that she should serve as a director on the Board.

Philip E. Mallott, 59, became one of our directors in July 2012. Mr. Mallott retired as Vice President, Finance and Chief Financial Officer of Intimate Brands, Inc., a clothing retailer and former subsidiary of Limited Brands, Inc., and is currently a director of Big Lots, for which he serves as non-executive chair and as the chair of the audit committee. He most recently provided retail stock research as an independent consultant to Westminster Research Associates LLC and, prior to that, as an analyst for Coker & Palmer, Inc. Mr. Mallott previously served as a director of Tween Brands, Inc. from 2000 to 2009. Mr. Mallott’s experience as a certified public accountant, his service on the boards of other public companies and charitable organizations, and his experience in leadership roles with other retailers led to the conclusion that he should serve as a director on the Board.

Richard J. Wallace, 65, became one of our directors in July 2010. Mr. Wallace served as a Senior Vice President for Research and Development at GlaxoSmithKline, a global pharmaceutical company (“GSK”), from 2004 until his retirement in 2008. Prior to that, he served in various executive capacities for GSK and its predecessor companies and their subsidiaries from 1992 to 2004. Mr. Wallace is also a director of ImmunoGen, Inc., for which he serves as a member of the audit and nominating and governance committees, and served as a director of Clinical Data Inc. from September 2007 to April 2011. Mr. Wallace’s years of experience at several large pharmaceutical and consumer products companies and his significant corporate governance experience through his service on the boards of directors of other companies led to the conclusion that he should serve as a director on the Board.

The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this Proposal 1.

OTHER BOARD INFORMATION

Board Composition

The Board is currently composed of Robert F. Moran, Jeffrey P. Berger, Alan D. Feldman, Michael F. Hines, Amy B. Lane, Philip E. Mallott, and Richard J. Wallace.

The Board has adopted Corporate Governance Guidelines, which are available on the Corporate Governance page of the Investor Relations section of our website located at www.gnc.com and will be provided to any stockholder free of charge upon request. The Corporate Governance Guidelines provide that in the event the Chairperson of the Board is not an independent director, the Lead Independent Director of the Board is to serve as the chairperson of any meetings of the Board in executive session. Mr. Hines, an independent director, currently serves as Chairman of the Board.

Board Meetings in 2016

The Board held ten meetings during our fiscal year ended December 31, 2016.

Director Attendance

During our fiscal year ended December 31, 2016, each of our seven incumbent directors attended at least 75% of the total number of meetings of the Board and committees on which he or she served. We encourage, but do not require, our directors to attend our annual meetings of stockholders. All of our current directors who were serving on the Board at the time of our 2016 Annual Meeting attended the meeting.

Director Independence

Our Common Stock is listed for trading on the NYSE under the symbol “GNC”. The Board, upon the findings of the Nominating Committee, has determined that each of Ms. Lane and Messrs. Berger, Feldman, Hines, Mallott, and Wallace is “independent” within the meaning of Rule 303A.02 of the NYSE Listed Company Manual, and no family relationships exist among such Nominees and any of our executive officers. Additionally, the Nominating Committee had determined that C. Scott O’Hara, our former director who served beginning in February 2013 through the 2016 annual meeting of stockholders, was “independent” within the meaning of Rule 303A.02 of the NYSE Listed Company Manual, and no family relationship existed between Mr. O’Hara and any of our executive officers during his tenure on the Board.

Leadership Structure

The Board has adopted guidelines that provide the Board with the discretion and flexibility to decide if the roles of the Chief Executive Officer and Chairperson of the Board are to be separate or combined. Currently, the roles are separate, with Mr. Moran serving as Interim Chief Executive Officer and Mr. Hines, an independent director, serving as Chairman of the Board. The Board has determined that this is currently the appropriate leadership structure due to the fact that the separation of these positions allows for better independence and accountability.

Risk Oversight

The Board plays an active role in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee and Finance Committee each have responsibilities related to the oversight of management of financial risks. The Compensation and Organizational Development Committee of the Board (the “Compensation Committee”) is responsible for overseeing the management of risks relating to our executive compensation policies and arrangements. The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) is responsible for managing risks relating to our director compensation policies and arrangements, the independence of the Board and other corporate governance matters. While each of the Committees is responsible for evaluating certain risks and overseeing the management of such risks, the Board as a whole is regularly informed of the conclusions of such evaluations through reports of the Committees. The risk oversight function does not impact the structure of the Board.

Board Committees

Each of the following Committees is a standing committee of the Board. The Board has adopted written charters for the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating Committee, each of which is available on the Corporate Governance page of the Investor Relations section of our website located at www.gnc.com and will be provided to any stockholder free of charge upon request. Further, each member of the Audit Committee, Compensation Committee, Finance Committee and Nominating Committee has been determined by the Board to be independent under the NYSE’s current listed company standards.

Audit Committee

The Audit Committee, which is established in accordance with Section 3(a)(58)(A) of the Exchange Act, held eight meetings during our fiscal year ended December 31, 2016 and currently consists of Jeffrey P. Berger, Michael F. Hines, and Philip E. Mallott, who acts as its chair. The Board has determined that each of Messrs. Berger, Hines and Mallott qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and has the attributes set forth in such section.

The principal duties and responsibilities of the Audit Committee are to:

●	approve, review, and monitor our financial reporting process and internal control system;

●	appoint and replace our independent registered public accounting firm from time to time, determine its compensation and other terms of engagement and oversee its work;

●	oversee our audit and financial statements and related disclosures;

●	oversee the performance of our internal audit function; and

●	oversee our compliance with legal, ethical and regulatory matters.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation and Organizational Development Committee

The Compensation Committee, which held seven meetings during our fiscal year ended December 31, 2016, currently consists of Amy B. Lane, Philip E. Mallott, and Richard J. Wallace, who acts as its chair.

The principal duties and responsibilities of the Compensation Committee are to:

●	oversee the development and implementation of our executive compensation policies and objectives;

●	determine the structure of our executive compensation packages generally;

●	determine the annual compensation paid to each of our senior executives;

●	evaluate the performance of our Chief Executive Officer and non-CEO executives;

●	determine stock ownership guidelines for the Company’s directors and executives and monitor compliance with those guidelines;

●	review potential risk to the Company from its compensation policies and program, including incentive compensation plans;

●	review and recommend to the Board for approval the frequency with which the Company will conduct stockholder advisory votes on executive compensation, taking into account the results of the most recent stockholder advisory vote;

●	work with the Company’s Chief Executive Officer to develop succession plans for the Company and development initiatives for our senior executives; and

●	review and evaluate the implementation and effectiveness of such succession plans and development initiatives.

Compensation Committee Interlocks and Insider Participation. For our fiscal year ended December 31, 2016, (i) no member of the Compensation Committee (a) served as one of our officers or employees during or preceding their tenure on the Compensation Committee or (b) had any relationship requiring disclosure under Item 404 of Regulation S-K, and (ii) none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers served on the Board or the Compensation Committee. During our fiscal year ended December 31, 2016, our Compensation Committee included Amy B. Lane, Philip E. Mallott, Richard J. Wallace and, prior to his appointment as Interim Chief Executive Officer, Robert F. Moran.

Finance Committee

The Finance Committee, which held four meetings during our fiscal year ended December 31, 2016, currently consists of Alan D. Feldman, Michael F. Hines and Amy B. Lane, who acts as its chair. Mr. Moran served on the Finance Committee prior to his appointment as Interim Chief Executive Officer.

The principal duties and responsibilities of the Finance Committee are to:

●	review and make recommendations to the Board with respect to the Company’s financial condition and long-range financial plans and strategies, including as they relate to the management of financial risk;

●	review and make recommendations to the Board with respect to the Company’s capital structure and the principal terms and conditions of significant proposed borrowings and issuances of debt or equity securities by the Company and its subsidiaries;

●	review and make recommendations to the Board with regard to the Company’s proposed dividend policies and the repurchase or redemption of Company securities;

●	review and oversee the Company’s investment and cash management policies;
●	review and oversee the Company’s foreign currency exchange and other hedging policies;

●	review and make recommendations to the Board with respect to capital investment criteria, capital expenditures and annual lease commitments for the Company;

●	review and make recommendations to the Board with respect to the Company’s insurance and self-insurance programs (including directors’ and officers’ liability policies);

●	review and make recommendations to the Board with respect to the Company’s defense profile, strategies and plans for significant mergers, acquisitions, divestitures, joint ventures and other investments and strategic plans; and

●	review the Company’s stock ownership profile and the performance of the Company’s Common Stock.

Nominating and Corporate Governance Committee

The Nominating Committee, which held four meetings during our fiscal year ended December 31, 2016, currently consists of Jeffrey P. Berger, Richard J. Wallace and, Alan D. Feldman, who acts as its chair.

The principal duties and responsibilities of the Nominating Committee are as follows:

●	to establish criteria for board and committee membership and recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board;

●	oversee the evaluation of the Board and its committees;

●	to make recommendations to the Board regarding board governance matters and practices; and

●	to determine the structure and oversee the development and implementation of the Company’s compensation policies, objectives and administrative practices and all other matters relating to the compensation of the Company’s non-employee directors.

Director Qualifications; Nominating Committee Process. The Nominating Committee’s policy is to identify potential director nominees from any properly submitted nominations, including any properly submitted nominations from our stockholders, and subsequently evaluate each potential nominee. Stockholders may nominate director candidates for consideration by the Nominating Committee as set forth below.

In accordance with the Company’s amended and restated by-laws, to be timely for consideration by the Nominating Committee, notice of a proposed nomination must be delivered to or mailed and received at the Company’s principal executive offices not earlier than the opening of business on the 120th day nor later than the close of business on the 90th day prior to the one year anniversary of the date of the preceding year’s annual meeting of its stockholders; provided, however, that if the date of the annual meeting is more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s annual meeting, the nomination must be received not earlier than the opening of business on the 120th day prior to the date of such annual meeting nor later than the later of the close of business on the (i) 90th day prior to the date of such annual meeting or (ii) 10th day following the day on which public announcement of such meeting date is first made.

In addition to information regarding the nominating stockholder as set forth in the Company’s amended and restated by-laws, in accordance with the Company’s corporate governance guidelines, such stockholder’s notice must set forth as to each individual whom the stockholder proposes to nominate for election or reelection as a director:

●	the name, age, business address and residence address of such individual;

●	the class, series and number of any shares of stock of the Company that are beneficially owned by such individual;

●	the date such shares were acquired and the investment intent of such acquisition;

●	whether such stockholder believes any such individual is, or is not, “independent” as set forth in the requirements established by the NYSE or any other exchange or automated quotation service on which the Company’s securities are listed, and information regarding such individual that is sufficient, in the discretion of the Board or any committee thereof or any authorized officer of the Company, to make either such determination; and

●	all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder.

Any such submission must be accompanied by the written consent of the individual whom the stockholder proposes to nominate to being named in the proxy statement as a nominee and to serving as a director if elected.

The Nominating Committee may, but is not required to, consider nominations not properly submitted in accordance with the Company’s Corporate Governance Guidelines, and the Committee may request further information and documentation from any proposed nominee or from any stockholder proposing a nominee. All nominees properly submitted to the Company (or which the Nominating Committee otherwise elects to consider) will be evaluated and considered by members of the Nominating Committee using the same criteria as nominees identified by the Nominating Committee itself.

In evaluating the suitability of individual candidates (both new candidates and current Board members), in recommending candidates for election, and in approving (and, in the case of vacancies, appointing) such candidates, the Nominating Committee considers, in addition to such other factors as it shall deem relevant, the desirability of selecting directors who:

●	are of high character and possess fundamental qualities of intelligence, honesty, good judgment, integrity, fairness and responsibility;

●	have the ability to make independent analytical inquiries and possess a general understanding of marketing, finance, and other elements relevant to the success of a publicly traded company;

●	are accomplished in their respective fields, with superior credentials and recognition;

●	understand our business on a technical level and have relevant expertise and experience upon which to be able to offer advice and guidance to management;

●	have sufficient time available to devote to the affairs of our Company;

●	are able to work with the other members of the Board and contribute to our success;

●	can represent the long-term interests of our stockholders as a whole; and

●	are selected such that the Board represents a range of backgrounds and experience.

In addition to the considerations set forth above, the Nominating Committee considers a candidate’s background and accomplishments and candidates are reviewed in the context of the current composition of the Board and the evolving needs of our businesses. The Nominating Committee conducts the appropriate and necessary inquiries (as determined by the Nominating Committee) with respect to the backgrounds and qualifications of any potential nominees, without regard to whether a potential nominee has been recommended by our stockholders, and, upon consideration of all relevant factors and circumstances, recommends to the Board for its approval the slate of director nominees to be nominated for election at our annual meeting of stockholders. The Nominating Committee considers potential nominees without regard to race, color, creed, religion, national origin, age, gender, sexual orientation or disability. The Nominating Committee has not adopted a formal policy with respect to diversity.

Director Compensation

The following table presents information regarding the compensation of our non-employee directors with respect to our fiscal year ended December 31, 2016 and should be read in conjunction with “Narrative to the Director Compensation Table” below. No director who is or was at any time during 2016 an employee of the Company receives or has ever received any compensation for serving on the Board during his or her time of employment. Compensation received by Mr. Moran, in his role as an employee of the Company is discussed under “Compensation Discussion and Analysis” and “Named Executive Officer Compensation” below. Mr. Moran is the only member of our Board who is also an employee of the Company.

	Fees Earned or Paid in Cash		Stock Awards		All Other Compensation	Total
Name	($)		($) (1) (2)		($)	($)

Jeffrey Berger	108,750	(3)	110,000		—	218,750
Alan Feldman	106,250	(4)	110,000		—	216,250
Michael Hines	195,000	(5)	110,000	(6)	—	305,000
Amy Lane	112,500	(7)	110,000	(6)	—	222,500
Philip Mallott	120,000	(8)	110,000		—	230,000
Robert Moran (9)	50,000	(10)	110,000	(6)	—	160,000
Scott O’Hara (11)	51,250	(12)	—		—	51,250
Richard Wallace	115,000	(13)	110,000		—	225,000

(1)	Reflects the approximate aggregate grant date fair value of the 2016 annual restricted stock awards (or restricted stock unit ( “RSU”) awards, as the case may be for directors electing to defer receipt under the Non-Qualified Deferred Compensation Plan that we maintain for our non-employee directors) granted to each of the directors computed in accordance with FASB ASC Topic 718. For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 15, “Stock-Based Compensation Plans,” to our audited consolidated financial statements included in the Annual Report. The 2016 annual awards were granted on May 23, 2016, had an approximate aggregate grant date fair value of $110,000 for each director and will vest on the first anniversary of the grant date, provided the director has remained in service until the vesting date.
(2)	The table below sets forth the number of stock awards and the exercisable and unexercisable stock options held by the listed directors as of December 31, 2016.

		Option Awards Outstanding

Name	Stock Awards Outstanding	Exercisable	Unexercisable

Jeffrey Berger	4,448	14,000	—

Alan Feldman	4,448	—	—

Michael Hines	4,448	36,920	—

Amy Lane	4,448	30,500	—

Philip Mallott	4,448	—	—

Robert Moran	4,448	—	—

Scott O’Hara (12)	—	—	—

Richard Wallace	4,448	35,000	—

(3)	Reflects aggregate annual retainers paid to Mr. Berger, including $80,000 for his service as a director, $10,000 for his service as a member of the Nominating Committee; $6,250 for his service as the Chairperson of the Nominating Committee until the May 23, 2016 meeting and $12,500 for his service as a member of the Audit Committee.
(4)	Reflects aggregate annual retainers paid to Mr. Feldman, including $80,000 for his service as a director, $10,000 for his service as a member of the Nominating Committee, $6,250 for his service as Chairperson of the Nominating Committee since the May 23, 2016 meeting and $10,000 for his service as a member of the Finance Committee.
(5)	Reflects aggregate annual retainers paid to Mr. Hines, including $80,000 for his service as a director, $12,500 for his service as a member of the Audit Committee, $2,500 for his service as a member of the Finance Committee and $100,000 for his service as Chairman of the Board.
(6)	Messrs. Hines and Moran and Ms. Lane each deferred 100% of their 2016 equity award until his or her separation from service.
(7)	Reflects aggregate annual retainers paid to Ms. Lane, including $80,000 for her service as a director, $10,000 for her service as a member of the Compensation Committee, $12,500 for her service as Chairperson of the Finance Committee and $10,000 for her service as a member of the Finance Committee.
(8)	Reflects aggregate annual retainers paid to Mr. Mallott, including $80,000 for his service as a director, $12,500 for his service as a member of the Audit Committee, $17,500 for his service as Chairperson of the Audit Committee and $10,000 for his service as a member of the Compensation Committee.
(9)	Reflects amounts received by Mr. Moran in his role as a director prior to his appointment as the Interim Chief Executive Officer of the Company. Mr. Moran did not receive any compensation in his role as a director for the period following his appointment as the Interim Chief Executive Officer of the Company. The amounts received by Mr. Moran in his role as Interim Chief Executive Officer are set forth in the Compensation Discussion and Analysis Section of this proxy statement and the tables that follow.
(10)	Reflects aggregate annual retainers earned by Mr. Moran, including $40,000 for his service as a director, $5,000 for his service on the Compensation Committee and $5,000 for his service as a member of the Finance Committee. Of these fees earned, Mr. Moran elected to defer receipt of 50% of such amounts pursuant to the Non-Qualified Deferred Compensation Plan that we maintain for our non-employee directors.
(11)	Mr. O’Hara ceased to be a member of the Board after the 2016 annual meeting of stockholders.
(12)	Reflects aggregate annual retainers paid to Mr. O’Hara, including $40,000 for his service as a director, $6,250 for his service as a member of the Audit Committee and $5,000 for his service as a member of the Nominating Committee.
(13)	Reflects aggregate annual retainers paid to Mr. Wallace including $80,000 for his service as a director, $15,000 for his service as Chairperson of the Compensation Committee, $10,000 for his service as a member of the Compensation Committee and $10,000 for his service as a member of the Nominating Committee.

Narrative to the Director Compensation Table. In July 2013, based in part on recommendations of Hay Group, a predecessor of Korn Ferry Hay Group, we adopted a director compensation policy (the “Director Compensation Policy”) pursuant to which each non-employee director is entitled to receive an annual cash retainer for his or her service as a member of our Board, as well as additional cash retainers for his or her service as a member or Chairperson of one of the various Committees of the Board and an annual equity award. The Board believes that payments of retainer fees provide an appropriate balance of incentives for active participation and ease of administration, while the grant of annual equity awards align the long-term financial interests of our directors and our stockholders. Specifically, each of our directors currently is entitled to (i) an annual cash retainer for his or her Board service of $80,000, (ii) an incremental annual cash retainer of $17,500, $15,000, $12,500 or $12,500 for service as Chairperson of the Audit Committee, Compensation Committee, Finance Committee or Nominating Committee, respectively, (iii) an incremental annual cash retainer of $12,500 to the extent he or she otherwise serves as a member of the Audit Committee, or $10,000 to the extent he or she otherwise serves as a member of the Compensation Committee, Finance Committee and/or Nominating Committee, and (iv) $110,000 in annual equity awards. For information regarding Compensation Committee Interlocks and Insider Participation, see Other Board Information above. In addition to compensation paid for general membership on the Board and its various committees, the Chairman of the Board is entitled to receive an annual, incremental cash retainer of $100,000.

The annual cash retainers paid to our non-employee directors under the Director Compensation Policy are generally paid in four equal quarterly installments every March, June, September and December.

We also maintain a deferred compensation plan under which our non-employee directors may elect to defer all or a portion of their cash fees or restricted stock retainers until the earliest of separation from the Board, death, a specified future date or a change in control of the Company. Annual stock retainers are deferred in the form of RSUs with identical vesting schedules to the shares of restricted stock.

Director Stock Ownership Guidelines. We believe that, to align the interests of our non-employee directors with our stockholders, our directors should hold a financial stake in the Company. The Board adopted a policy in December 2011 requiring each of our non-employee directors to own stock in the Company equal to a minimum of five times such director’s annual cash retainer for service on the Board (the “Director Stock Ownership Guidelines”). Our newly elected directors have five years from the date of their election to comply with the Director Stock Ownership Guidelines, and should retain at least 50% of all after-tax shares owned by or underlying equity awards granted to them (other than those granted on or prior to December 11, 2012) until the ownership thresholds are met. The Nominating Committee will evaluate whether exceptions should be made for any director on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Nominating Committee. For the purposes of the Director Stock Ownership Guidelines, stock includes (i) directly held shares of our Common Stock, (ii) shares of unvested restricted stock and unvested RSUs (other than unvested shares of performance-vested restricted stock or unvested performance-vested restricted stock units) and (iii) vested shares of Common Stock allocated to the account of a non-employee director who was formerly an employee of the Company under any plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

Code of Ethics

We have adopted a Code of Ethics applicable to our Chief Executive Officer and senior financial officers and a Code of Business Conduct and Ethics that is applicable to all employees. Each document is available on the Corporate Governance page of the Investor Relations section of our website located at www.gnc.com and will be provided to any stockholder free of charge upon request. Any amendments to or waivers from our Code of Ethics with respect to our Chief Executive Officer and senior financial officers will also be disclosed on our website. Employees generally receive annual training with respect to the expectations specified in the Code of Business Conduct and Ethics, and acknowledge that they understand their responsibilities and will comply with all aspects of the Code of Business Conduct and Ethics.

Certain Relationships and Related Party Transactions

We recognize that transactions between the Company and related persons present a potential for actual or perceived conflicts of interest. Our general policies with respect to such transactions are included in our Code of Business Conduct and Ethics. All employees are required to follow the Code of Business Conduct and Ethics, and the Audit Committee of the Board, along with Corporate Compliance staff led by our Chief Legal Officer, oversee our Code of Business Conduct and Ethics, which provides that any actual or potential conflict of interest is to be disclosed.

Although we have not adopted formal procedures for the review, approval or ratification of transactions with related persons, the Board reviews potential transactions with those parties we have identified as related parties prior to the consummation of the transaction, and we adhere to the general policy that such transactions should only be entered into if they are approved by the Board, in accordance with applicable law, and on terms that, on the whole, are no more or less favorable than those available from unaffiliated third parties.

In 2016, we did not participate in any transactions involving an amount in excess of $120,000 in which any related person (as defined in Instruction 1 to Item 404(a) of Regulation S-K) has or will have a direct or indirect material interest.

Communications from Stockholders and Other Interested Parties

The Board welcomes communications from our stockholders and other interested parties. Stockholders and other interested parties wishing to communicate with the Board, our non-management directors or any particular director may send such communications to the following address: GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania, 15222, Attention: Secretary. Such communications should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).

EXECUTIVE OFFICERS

Set forth below is information concerning our current executive officers.

Name	Age	Position
Robert F. Moran	66	Interim Chief Executive Officer
Tricia K. Tolivar	48	Executive Vice President and Chief Financial Officer
Jeffrey R. Hennion	50	Executive Vice President, Chief Marketing and e-Commerce Officer
Timothy A. Mantel	46	Executive Vice President and Chief Merchandising Officer
Guru Ramanathan	54	Senior Vice President and Chief Innovation Officer
Joseph C. Gorman	46	Executive Vice President, Operations

The biography for Mr. Moran is set forth above under “Election of Directors (Proposal 1).”

Tricia K. Tolivar became our Executive Vice President and Chief Financial Officer in March 2015, having previously served in leadership positions with Ernst & Young, LLP from October 2007 to February 2015, including most recently as Americas Director of Finance, Advisory, with responsibility for the leadership of finance, accounting and operations of a $3 billion client service organization in North and South America. Ms. Tolivar previously served as Chief Financial Officer of the Greater Memphis Arts Council from January 2006 to December 2008 and in a series of executive leadership positions with AutoZone, Inc. from 1996 to 2005. She is a graduate of Emory University.

Jeffrey R. Hennion became our Executive Vice President, Chief Marketing and e-Commerce Officer in September 2014, having previously served as our Executive Vice President and Chief Marketing Officer from July 2011 to October 2012 and as our Executive Vice President and Chief Branding Officer from January 2011 to July 2011. Mr. Hennion was the President and Chief Financial Officer of Branding Brand, a privately-held provider of mobile commerce strategies to retailers, from October 2012 to September 2014 and previously spent 10 years at Dick’s Sporting Goods, a sporting goods retailer, including as Executive Vice President and Chief Marketing Officer from January 2005 to September 2010 and as Senior Vice President – Strategic Planning from 2004 to 2005. From 2002 to 2004, Mr. Hennion was Vice President – Finance at Dick’s Sporting Goods, during the time of the company’s initial public offering, and from 2000 to 2002, he was Vice President and Treasurer. Prior to his tenure at Dick’s Sporting Goods, Mr. Hennion spent 11 years in a variety of finance roles at Alcoa Inc. Mr. Hennion has a BA in Economics from Northwestern University and an MBA in Finance, graduating with highest honors, from Duquesne University. He currently serves as a director of Briggs & Stratton Corporation, where he is a member of the compensation committee and the nominating and governance committee.

Timothy Mantel became our Executive Vice President and Chief Merchandising Officer in February 2016, following a 21-year career with Target Corporation (“Target”), having most recently served as Senior Vice President, Household Essentials and Food for Target from May 2014 to January 2015. Prior to that, he served as President of Target’s Sourcing Services from 2010 to May 2014 and in a series of other executive positions at Target from 2007 to 2014. Mr. Mantel is a graduate of the University of Wisconsin, Madison.

Guru Ramanathan, Ph.D., joined our Company in 1998 and became our Senior Vice President and Chief Innovation Officer in December 2009 having previously served as Senior Vice President of Product and Package Innovation since February 2008 and Senior Vice President of Scientific Affairs since April 2007. He served as Vice President of Scientific Affairs from December 2003 to April 2007. Prior to joining the Company, Dr. Ramanathan worked as Medical Director and Secretary for the Efamol subsidiary of Scotia Pharmaceuticals in Boston and, in his capacity as a pediatric dentist and dental surgeon, held various industry consulting and management roles, as well as clinical, research and teaching appointments in Madras, India, and Tufts University and New England Medical Center in Boston, Massachusetts. Dr. Ramanathan earned his Ph.D. in Innovation Management from Tufts University and his MBA from Duke University’s Fuqua School of Business.

Joseph C. Gorman was appointed, effective as of March 7, 2017, as Executive Vice President, Operations. Prior to his appointment, Mr. Gorman served as Senior Vice President, Store Operations from January to March, 2017 and Vice President, Western Division, from December, 2015 to January, 2017. Prior to joining the Company in 2015, Mr. Gorman was President of Anomaly Republic, a clothing retailer headquartered in Southern California from 2014 to 2015. Prior to that, Mr. Gorman spent approximately six years at GameStop, an omni-channel video game and electronics retailer, where he held various field leadership positions from 2009 to 2014, and approximately 16 years before that at The Home Depot, a home improvement retailer, where he held various operational roles in the field and headquarters.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(PROPOSAL 2)

In accordance with Section 14A of the Exchange Act, we are providing our stockholders the opportunity to cast a non-binding advisory vote to approve the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis section of this proxy statement, the compensation tables that follow and narrative discussions set forth in these proxy materials. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers. Our Board recommended, and the stockholders approved at our 2012 annual meeting of stockholders, that such advisory vote would be conducted on an annual basis.

As described in the “Compensation Discussion and Analysis” section of this proxy statement, the primary objectives of our executive compensation program are to (i) align cash and stock-based rewards with individual performance that creates stockholder value, (ii) attract and retain high quality employees, (iii) build an ownership mentality among our key employees and (iv) provide cost effective cash and stock-based rewards that are competitive with other organizations and fair to our stockholders and employees. The foregoing objectives are applicable to the compensation of our Named Executive Officers.

We believe that our executive compensation program achieves these objectives by emphasizing long-term stock-based incentive awards and performance-based compensation, is appropriate in light of our overall compensation philosophy and objectives, and will play an essential role in our future success.

Therefore, the Board recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers for fiscal year ended December 31, 2016, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon us. Notwithstanding the advisory nature of this vote, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers. Currently, we expect to hold an advisory vote on the compensation paid to the Company’s Named Executive Officers each year and expect that the next such vote will occur at our 2018 Annual Meeting.

The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy and entitled to vote is required to approve this Proposal 2.

Recommendation

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR THE COMPANY’S FISCAL YEAR ENDED DECEMBER 31, 2016, AS DISCLOSED IN THESE PROXY MATERIALS.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer, our three other most highly compensated executive officers who were serving as such on December 31, 2016 and our former principal executive officer, who served as such for a portion of 2016. These individuals are referred to collectively as the “Named Executive Officers.”

For 2016, the Named Executive Officers were:

Name	Title

Robert F. Moran	Interim Chief Executive Officer

Tricia K. Tolivar	Chief Financial Officer

Michael D. Dzura	Former Executive Vice President, Operations

Jeffrey R. Hennion	Executive Vice President, Chief Marketing and e-Commerce Officer

Guru Ramanathan	Senior Vice President and Chief Innovation Officer

Michael G. Archbold	Former Chief Executive Officer

The Company had a change in its Named Executive Officers from 2015 to 2016. Mr. Archbold, former Chief Executive Officer, separated from employment with the Company on July 27, 2016. We have included information concerning Mr. Archbold in the Summary Compensation Table and other related tables in accordance with SEC rules and regulations, and we discuss matters relating to his compensation in this Compensation Discussion and Analysis where relevant. Mr. Dzura, former Executive Vice President, Operations, separated from employment with the Company as of March 7, 2017. For purposes of this Compensation Discussion and Analysis and the shareholder advisory vote relating to 2016 compensation of our Named Executive Officers, Mr. Archbold and Mr. Dzura, together with the other officers named in the table above, are our Named Executive Officers.

Executive Summary

While our business remains profitable, we continued to face ongoing and significant challenges to our strategy and our business during 2016. We have been experiencing varying degrees of declining traffic trends leading to lower same store sales in our retail stores. After extensive consumer research and market/competitive analysis we determined that our business model needed to be reimagined. Listening to the customer and addressing their key issues with our business led to the development and launch of the One New GNC in December 2016. There are areas within our business where we were no longer competitive when compared to other retailers or retail channels and we are addressing those, which include product innovation and loyalty. We also learned that our customers were looking for more simplified prices and a more differentiated in-store experience.

Historically, our executive compensation program has been structured to generate and reward superior company performance by establishing compensation packages under which variable, or incentive, compensation is weighted more heavily than base salary. We have established compensation programs to motivate our executives to focus on both our short- and long-term performance by providing a mix of short- and long-term incentive compensation in the form of annual cash incentive compensation and long-term equity-based incentive compensation. We believe that this approach, which allocates more compensation toward non-cash equity compensation, aligns the incentives of our executives with the interests of our stockholders.

Long-term Incentive Compensation. We maintain a long-term incentive program that principally utilizes “full-value” awards, such as restricted stock, restricted stock units (“RSUs”) and performance-vested restricted stock units (“PSUs”), in combination with stock options. We believe that our long-term incentive program cultivates an ownership mentality among our executives that serves to focus management on achieving our strategic and financial objectives, thereby more closely aligning the interests of our executives with the long-term interests of our stockholders. In February 2016, our executives, including our Named Executive Officers serving in that capacity at the time, received long-term incentive grants for 2016 that were comprised entirely of stock options (30%), RSUs (30%) and PSUs (40%). For more information, see “ – Elements of Compensation – Long-Term Incentive Compensation” below.

Annual Cash Incentive Compensation. For 2016, we approved an annual cash incentive compensation program for our executives based upon two performance metrics: earnings per share (“EPS”) (weighted 60%) and retail and web sales comparables (weighted 40%). We believed that these criteria would incentivize our executives to focus on multiple performance drivers throughout our business. The Company’s performance for 2016 resulted in no payment of bonuses under the plan to our Named Executive Officers. For more information, see “ – Elements of Compensation – Annual Cash Incentive Compensation” below.

Other 2016 Compensation Highlights

●	At our 2016 annual meeting, our stockholders approved, on a non-binding, advisory basis, the “say-on-pay” proposal with respect to our 2015 executive compensation program by more than 98% of the shares voted. We considered the results of this vote and, in light of this overwhelming stockholder support, we did not make any specific changes to our 2016 executive compensation program based on the outcome of the say-on-pay vote.

●	In February 2017, the Compensation Committee reviewed our executive compensation program with management from a risk perspective and determined that there are no risks created by our compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Compensation Committee considered various factors, including the balance between annual and long-term compensation and between fixed and variable compensation, the use of multiple types of long-term incentive awards, the use of multiple performance criteria (including both short- and long-term criteria) for payment of incentive compensation, the use of performance measures that are intended to increase stockholder value if goals are achieved, and various compensation policies and practices that mitigate excessive risk (including substantial stock ownership requirements for key executives, the clawback feature of the Company’s equity awards, the Compensation Committee’s negative discretion to reduce the amount of incentive awards, and the prohibition on hedging or pledging of Company stock by executives).

Compensation Policies and Objectives

The primary objectives of our executive compensation program are to:

●	align cash and stock-based awards with individual and corporate performance that creates stockholder value;

●	attract and retain high quality employees;

●	build an ownership mentality among our key employees; and

●	provide cost effective cash and stock-based rewards that are competitive with other organizations and fair to our stockholders and employees.

To facilitate these objectives, the Company provides base salary and related benefit plans, annual cash incentive compensation and long-term incentive compensation. These objectives apply to the compensation of the Named Executive Officers and to the elements of their respective executive compensation packages as follows:

Base Salary. The objective in determining base salaries for the Named Executive Officers is to set base salaries at levels that are (i) sufficient to attract and retain high quality, qualified employees and (ii) considered fair to our stockholders and employees. The Compensation Committee seeks to set base salaries at levels that are competitive with a peer group of companies. In addition, base salaries are influenced by the complexity and level of the applicable position.

Annual Cash Incentive Compensation. We use annual cash incentive compensation to incentivize the Named Executive Officers to contribute to our growth and financial performance and to provide rewards based on achievement of predetermined goals that are intended to drive increases in stockholder value. As additional cash compensation that is contingent on our financial performance, annual cash incentive compensation augments the base salary component while being tied to our financial performance.

Long-term Incentive Compensation. We believe that stock-based awards are important in building an ownership mentality among our executives and aligning the long-term financial interests of our executives with those of our stockholders. Time and performance-vested awards provide incentives to drive performance, but have long-term horizons because value to our executives is dependent on continued employment, the achievement of pre-established performance goals (in the case of PSUs) and, ultimately, increases in the market value of our Common Stock.

Benefits and Perquisites. The Named Executive Officers are entitled to participate in, and to receive benefits under, the benefit plans, arrangements and policies available to our employees or executives generally. Other than the perquisites provided to Mr. Moran in connection with his appointment as Interim Chief Executive Officer of the Company and certain other minimal perquisite amounts identified in the Summary Compensation Tables, the Company does not provide perquisites or make payment of perquisite allowances to any of its executives.

Executive Compensation Process

Role of the Compensation Committee

The Compensation Committee oversees the development and implementation of our executive compensation policies and objectives, determines the structure of our executive compensation packages generally, determines the actual compensation paid to each of our senior executives and evaluates the performance of our Interim Chief Executive Officer. In addition, the Compensation Committee has the authority to (i) review our incentive compensation plans, recommend changes to such plans to the Board and exercise all the authority of the Board with respect to the administration of such plans, and (ii) retain, terminate and set the terms of our and the Compensation Committee’s relationship with any consultants and other outside advisors who assist the Compensation Committee in carrying out its duties.

Role of Management

The Compensation Committee considers the recommendations of management, principally our Interim Chief Executive Officer, when determining the structure of our executive compensation packages generally and the actual compensation paid to each of our senior executives. However, the Compensation Committee does not delegate any of its functions to others in setting compensation, and no Named Executive Officer is a member of the Compensation Committee. In addition, our Interim Chief Executive Officer does not provide recommendations with respect to his own compensation.

Role of Outside Advisors

The Compensation Committee has retained Korn Ferry Hay Group as an independent consultant to provide information, advice and recommendations regarding our executive compensation policies and design. In 2016, the Compensation Committee engaged Korn Ferry Hay Group to review and provide information, advice and recommendations regarding our executive compensation program generally, as well as the individual compensation packages of each of our senior executives, including the Named Executive Officers. Korn Ferry Hay Group was directed to benchmark executive salaries and other short-term and long-term compensation, including the mix of performance based compensation. As discussed below under “–Use of Peer Group Data,” at the direction of the Compensation Committee, Korn Ferry Hay Group worked with our Chief Executive Officer at that time and our Human Resources personnel to compare our executive compensation packages to those of a group of comparable companies.

Korn Ferry Hay Group provides advice and recommendations to the Compensation Committee and reports to the Compensation Committee. Prior to its original engagement in 2011, Korn Ferry Hay Group, except for executive search services performed by Korn Ferry prior to its acquisition of Hay Group and set forth below, had not previously worked with the Company in any capacity, nor has it served us in any capacity, other than as a consultant to the Compensation Committee. The Compensation Committee has reviewed and considered information provided to it by Korn Ferry Hay Group, the Compensation Committee members and our executive officers, and based on its review and the factors described in the NYSE listing standards and such other factors as it deemed relevant, the Compensation Committee has concluded that Korn Ferry Hay Group is independent, that the advice it receives from Korn Ferry Hay Group is objective and that Korn Ferry Hay Group’s work has not raised any conflict of interest. In December 2015, Korn Ferry acquired Hay Group, which became a wholly-owned subsidiary of Korn Ferry. GNC has engaged Korn Ferry to provide executive search services in the past and may do so from time to time in the future.

Use of Peer Group Data

The Compensation Committee seeks to determine how our compensation programs compare to other publicly traded companies similar to us. The Compensation Committee seeks to set compensation for the Named Executive Officers at levels that are competitive with similar companies in our industry but consistent with our growth strategy and with an emphasis on variable compensation, rather than fixed compensation.

With the assistance of Korn Ferry Hay Group, the Compensation Committee updated its peer group in 2015 in order to appropriately reflect companies with revenue sizes, sectors and business models similar to our own. The updated peer group (the “2016 Peer Group”), which was used for comparative purposes in setting the levels of the 2016 long-term equity awards and cash compensation levels for our Named Executive Officers (other than Mr. Moran, for whom 2016 compensation levels were determined in connection with his appointment), was comprised of the following 18 companies:

American Eagle Outfitters, Inc.	Lululemon Athletica, Inc.	The Finish Line, Inc.

Cabela’s, Inc.	Mead Johnson Nutrition Co.	The Fresh Market.

Dick’s Sporting Goods, Inc.	Panera Bread Co.	Ulta Salon Cosmetics

Deckers Outdoor Corporation	Pier 1 Imports, Inc.	Vitamin Shoppe, Inc.

Hain Celestial Group, Inc.	Sally Beauty Holdings, Inc.	Weight Watchers International, Inc.

Herbalife Ltd.	Sprouts Farmers Markets, Inc.	Williams Sonoma, Inc.

Based upon consultation with Korn Ferry Hay Group in September 2016, the Compensation Committee removed The Fresh Market from the previous peer group, listed above, and added the following one company to the peer group (the “2017 Peer Group”):

Village Super Market.

We used the 2017 Peer Group for comparative purposes in setting our most recent long-term equity awards and 2017 cash compensation levels for our executives, including the Named Executive Officers.

Elements of Compensation

Base Salary

We pay base salaries to the Named Executive Officers. With respect to 2016, the Compensation Committee increased or established the annual base salaries of the Named Executive Officers as follows:

Name	2015 Base Salary ($)	2016 Base Salary ($)	Percentage Increase (%)

Robert Moran (1)	N/A	996,000	N/A

Tricia Tolivar	425,000	460,000	8.2

Michael Dzura (2)	500,000	510,000	2.0

Jeffrey Hennion	484,100	500,000	3.3

Guru Ramanathan (3)	380,608	430,000	12.9

Michael Archbold (4)	975,000	1,000,000	2.6

(1)	Mr. Moran was appointed as the Interim Chief Executive Officer of the Company effective on July 27, 2016 and base salary was paid commencing on August 1, 2016.

(2)	On March 13, 2017, the Company announced the departure of Mr. Dzura as Executive Vice President, Operations of the Company, effective as of March 7, 2017.

(3)	Dr. Ramanathan received a 2.5% base salary increase in February 2016. Subsequently, he received an increase in base salary of $40,000 due to an expansion of responsibilities.

(4)	On July 28, 2016, the Company announced the departure of Mr. Archbold as Chief Executive Officer of the Company and from the Board, effective on July 27, 2016.

Annual Cash Incentive Compensation

Annual cash incentive compensation is documented in an annual plan that is adopted by the Compensation Committee under the Company’s stock and incentive plan prior to or during the first quarter of the applicable year. The annual performance bonus for each Named Executive Officer has a threshold, target and maximum bonus amount expressed as a percentage of his or her annual base salary. The respective percentages are determined by position and level of responsibility and are stated in the annual cash incentive compensation plan adopted by the Compensation Committee.

The annual cash incentive plan for 2016 performance (the “2016 Incentive Plan”) was adopted by the Compensation Committee in February 2016 and provided for the following threshold, target and maximum bonus amounts, expressed as a percentage of base salary:

	2016 Incentive Plan

Level	Threshold Amount	Target Amount	Maximum Amount

Chief Executive Officer(1)	25%	100%	200%

Chief Financial Officer	15%	60%	120%

Executive Vice President	15%	60%	120%

Senior Vice President	11.25%	45%	90%

(1)	Prior to his departure from the Company, Mr. Archbold’s annual cash incentive compensation was established based upon a Threshold Amount of 25%, Target Amount of 100% and Maximum Amount of 200%.

Mr. Moran’s annual cash incentive compensation was not established under the 2016 Incentive Plan, as he was appointed as Interim Chief Executive Officer in July 2016. In connection with his appointment to Interim Chief Executive Officer, Mr. Moran was entitled to receive a short-term cash incentive award with a target value of $300,000 (capped at $450,000), which could be earned based on the Compensation Committee’s discretionary evaluation of Mr. Moran’s performance through January 31, 2017.

The targets under the 2016 Incentive Plan were generally based on our achievement of (i) a predetermined level of EPS, which is calculated at the end of the year including certain specified adjustments disclosed in our quarterly earnings reports and (ii) year-over-year comparables for retail and web sales. With respect to each of our Named Executive Officers, the targets were based on our achievement of the EPS and retail and web sales comparables targets set forth in the table below. They were entitled to receive 60% of the target bonus amount if we achieved budgeted EPS equal to the target and 40% if we achieved budgeted retail and web sales comparables equal to the target.

The thresholds and related goals for our Named Executive Officers under the 2016 Incentive Plan were as follows:

Performance Measure	Threshold	Target	Maximum	Relative Weight

EPS ($/share) (1)	$3.10	$3.40	$3.80	60%

Retail and Web Sales Comparables (%)	0.0%	1.0%	3.0%	40%

(1)	As this performance measures is a non-GAAP financial metric, please see Annex A for a presentation of the reconciliation between EPS, as adjusted, and our GAAP financial metric based on the Company’s audited financial statements.

Results of the 2016 Incentive Plan. The Company’s performance for 2016 resulted in no awards of bonuses to the Named Executive Officers for whom threshold, target and maximum levels were established at the beginning of the fiscal year. Neither EPS nor Retail and Web Sales Comparables metrics achieved threshold levels. Specifically, our results achieved for purposes of the 2016 Incentive Plan were as follows:

Performance Measure	Achieved Results

EPS ($/share)	$2.19

Retail and Web Sales Comparables (%)	-6.5%

Based on these results, under the terms of the 2016 Incentive Plan, our Named Executive Officers did not receive cash incentive compensation payments.

Mr. Moran Performance Bonus. As noted above, Mr. Moran became eligible to receive a cash incentive award for the period ending January 31, 2017, upon his appointment as Interim Chief Executive Officer. The Company paid a bonus to Mr. Moran based on an evaluation of his performance during the six month period ending January 31, 2017. The Compensation Committee considered highlights from Mr. Moran’s performance including the speed at which he analyzed the key challenges facing the Company and the appropriateness of the focused changes and actions during the period. In addition, the Compensation Committee considered Mr. Moran’s extraordinary efforts, contributions and leadership. In January 2017, based on this review, a bonus of $450,000 was awarded to Mr. Moran.

Long-term Incentive Compensation

2016 Annual Long-Term Incentive Awards. Substantially all of our employees, and the employees of our direct and indirect subsidiaries and other affiliates, including the Named Executive Officers, are eligible for awards of stock options, restricted stock, RSUs (including PSUs) and other stock-based awards under the terms of the 2015 Stock and Incentive Plan (the “2015 Stock Plan”), which was adopted in 2015. The Compensation Committee is responsible for administering, selecting the individuals who are eligible to participate in and determining the types and amounts of stock-based awards granted under the 2015 Stock Plan. The Compensation Committee has discretion to delegate all or a portion of its authority under the 2015 Stock Plan. In 2007, we adopted the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan (the “2007 Stock Plan”) and in 2011, we adopted the GNC Holdings, Inc. 2011 Stock and Incentive Plan (the “2011 Stock Plan”), under which plans awards are outstanding. Following the adoption of the 2015 Stock Plan, we have not granted and will not grant any additional awards under the 2007 Stock Plan or the 2011 Stock Plan.

Stock options granted under the various plans generally are subject to vesting in annual installments and have terms of seven to ten years. The Compensation Committee determines the size of stock-based awards for each Named Executive Officer in accordance with the Named Executive Officer’s performance and level of position. Options and other stock-based awards under the 2011 Stock Plan and the 2015 Stock Plan are subject to clawback by the Company if the participant engages in any “detrimental activity” during the participant’s service or for one year after the participant’s service ends, which is generally defined to include disclosing confidential information about the Company, engaging in activities that result (or would result if known) in the termination of the participant’s service for cause, soliciting the Company’s employees on behalf of a competing employer, or materially breaching any agreement between the participant and the Company.

The Compensation Committee generally considers grants of long-term incentive compensation awards on an annual basis, except for new hires. The Compensation Committee grants equity-based awards to our executives on both an annual and as-desired basis. We do not have any program, plan or practice to time annual or ad hoc grants of equity-based awards in coordination with the release of material non-public information or otherwise.

In February 2016, we granted long-term incentive awards to our executives, including Mr. Hennion, Dr. Ramanathan, Ms. Tolivar, Mr. Dzura and Mr. Archbold, under the 2015 Stock Plan. Base award values for these long-term incentive grants were determined based in part on the results of Korn Ferry Hay Group’s analysis of the compensation packages of top executives at companies in our peer group, and were intended to be competitive compared to long-term incentive awards granted to executives with comparable titles and responsibilities within our peer group. The awards were composed of stock options (30%), time-vested RSUs (30%) and PSUs (40%), with the RSUs vesting in annual installments over three years from the grant date and the PSUs earned based on the achievement of the performance criteria over the period commencing on January 1, 2016 and ending on December 31, 2018 (the “Performance Period”) and subject to the grantees continuous employment with the Company during the Performance Period.

For the February 2016 awards, the number of RSUs and PSUs in each award was determined by dividing the portion of the total award value attributable to RSUs or PSUs by $27.30, which was the closing price per share of our Common Stock on February 16, 2016. For the February 2016 awards, the performance metric for grants of the PSUs is relative total shareholder return (“TSR”). The total number of PSUs that will be earned by a grantee is based upon the Company’s TSR relative to the TSR of other companies reported on the S&P Retail Select Industry Index (the “Index”) for the Performance Period. At the conclusion of the Performance Period, the Compensation Committee will determine whether and the extent to which the performance criteria have been achieved for the purpose of determining the percentage of the target amount of PSUs that have vested for the Performance Period. Any PSUs that have not vested as of the end of the Performance Period, based upon the Compensation Committee’s determination, will be forfeited. The Compensation Committee may, in its sole discretion, reduce the amount to less than the amount that is determined to be vested in accordance with the agreements providing for the PSUs.

The Company’s TSR is measured, using a 31-day average stock price, as a percentile ranking in comparison with the S&P Retail Select Industry Index TSR for the Performance Period. The PSU starting stock price is based upon the average adjusted closing stock price for the month preceding the start of the Performance Period (i.e., beginning on December 1, 2015 and ending on December 31, 2015). If the Company’s TSR for the Performance Period is less than the 30th percentile TSR of the Index for the Performance Period, no PSUs will be earned by the grantee on December 31, 2018. If the Company’s TSR for the Performance Period is achieved between the 30th and 40th percentile TSR of the Index for the Performance Period, then 35% of the total PSUs awarded may be earned by the grantee on December 31, 2018 at the 30th percentile achievement, with an additional amount earned based on interpolation in relation to the cumulative performance condition. If the Company’s TSR for the Performance Period is achieved between the 40th and 50th percentile TSR of the Index for the Performance Period, then 75% of the total PSUs awarded may be earned by the grantee on December 31, 2018 at the 40th percentile achievement, with an additional amount earned based on interpolation in relation to the cumulative performance condition. If the Company’s TSR for the Performance Period is achieved between the 50th and 75th percentile TSR of the Index for the Performance Period, then 100% of the total PSUs awarded may be earned by the grantee on December 31, 2018 at the 50th percentile achievement, with an additional amount earned based on interpolation in relation to the cumulative performance condition. If the Company’s TSR for the Performance Period is achieved at or above the 75th percentile TSR of the Index for the Performance Period, then 200% of the total PSUs awarded may be earned by the grantee on December 31, 2018. In the event that the Company’s TSR for the Performance Period is at or above the 30th percentile TSR of the Index for the Performance Period but is a negative amount, then the maximum number of awarded PSUs that may be earned for the Performance Period is limited to 100% of the total number of PSUs awarded. In all events the grantee must remain continuously employed through December 31, 2018 in order to earn the PSUs.

Appointment of Mr. Moran as Interim Chief Executive Officer and Related Grants. Effective on July 27, 2016, the Company appointed Mr. Moran as the Interim Chief Executive Officer. In connection with his appointment as Interim Chief Executive Officer, on August 1, 2016 Mr. Moran received a grant of RSUs under the 2015 Stock Plan. RSUs granted relate to shares of the Company’s common stock with an aggregate grant date fair market value of $1,000,000 to Mr. Moran, and are scheduled to vest, subject to Mr. Moran’s continued employment with the Company or service to the Company as a director, in three equal installments on each of the first three anniversaries of the grant date or, if earlier, upon a change in control of the Company. The structure and base value for the initial long-term incentive grant to Mr. Moran was determined in consultation with Korn Ferry Hay Group, based in part on its analysis of the compensation packages of top executives at companies in our peer group, and were intended to be competitive compared to long-term incentive awards granted to executives with comparable titles and responsibilities within our peer group.

Summary of 2016 Named Executive Officer Awards. The total award values for the 2016 awards for our Named Executive Officers, together with the corresponding number of (a) RSUs, (b) target PSUs and (c) stock options awarded to each of our Named Executive Officers, is set forth below:

Name	Total Award Value ($)	Number of Stock Options (#)	Number of RSUs (#)	Target Number of PSUs (#)

Robert Moran(1)	1,000,000	—	50,075	—
Tricia Tolivar	1,102,271	49,751	10,989	14,652
Michael Dzura	771,576	34,825	7,692	10,256
Jeffrey Hennion	936,923	42,288	9,340	12,454
Guru Ramanathan	330,661	14,925	3,296	4,395
Michael Archbold	3,857,947	174,129	38,461	51,282

(1)	On August 1, 2016, Mr. Moran received a grant of RSUs related to shares of the Company’s common stock with an aggregate grant date fair market value of $1,000,000.

The performance metric for the PSU component of these long-term incentive awards is TSR. The Compensation Committee established threshold, intermediate, target and maximum levels of achievement with respect to TSR. Performance is measured as of the end of the three-year Performance Period on December 31, 2018. At the threshold level of performance with respect to each metric, 35% of the PSUs vest; at the intermediate level, 75% of the PSUs vest; at the target level, 100% of the PSUs vest; and at or above the maximum level, 200% of the PSUs vest, provided, in each case, that the executive has remained employed until the end of the Performance Period. The applicable portion of the PSUs is forfeited if performance is below the threshold level with respect to a particular metric.

The threshold, target and maximum levels of performance with respect to each metric for the February 2016 PSU grants are as follows:

Metric	Threshold (35% payout)	Intermediate (75% payout)	Target (100% payout)	Maximum (200% payout)

Total Shareholder Return (1)	30th Percentile	40th Percentile	50th Percentile	75th Percentile

(1)	The Company’s TSR is measured, using a 31-day average stock price, as a percentile ranking in comparison with the S&P Retail Select Industry Index TSR for the Performance Period.

Benefits and Perquisites

The Company does not provide perquisites or make payment of perquisite allowances to any of its executives, other than the perquisites provided to Mr. Moran in connection with the commencement of service as Interim Chief Executive Officer, for which the Company provided temporary corporate housing in Pittsburgh, Pennsylvania and reasonable use of the Company’s corporate aircraft for purposes of commuting to and from Pittsburgh, Pennsylvania to conduct Company business, and certain other minimal perquisite amounts identified in the Summary Compensation Tables.

Non-qualified Deferred Compensation Plan

We maintain the GNC Live Well® Later Non-Qualified Deferred Compensation Plan for the benefit of a select group of our highly compensated employees. Under this plan, certain eligible employees may elect to defer a portion of their future compensation under the deferred compensation plan by electing such deferral prior to the beginning of the calendar year during which the deferral amount would be earned. Ms. Tolivar, Mr. Dzura and Mr. Hennion made contributions to the deferred compensation plan in 2016. For 2016, the Compensation Committee approved a dollar-for-dollar match with respect to the first three percent of a participant’s compensation deferred under the Non-Qualified Deferred Compensation Plan. For more information regarding the deferred compensation plan, please see “2016 Non-Qualified Deferred Compensation Table” below.

Executive Severance Pay Policy

The Company maintains an Executive Severance Pay Policy for executive officers who are involuntarily terminated from employment and otherwise meet the requirements for benefits. Upon an involuntary termination other than for Cause, as defined in the policy, eligible executives are entitled to receive cash severance benefits of six months base salary, in the case of Vice Presidents, or one year base salary, in the case of positions senior to Vice President. The severance is increased to one year and two years for such positions, respectively, in the case of a termination of employment without Cause, or resignation for Good Reason, as defined in the policy, occurring within 24 months following a Change in Control of Company, also as defined in the policy. In addition, the Company will pay for a portion of the executive’s health benefits for the same period or, if earlier, until the time the executive is covered by another health plan or is eligible for Medicare. Payments and benefits under the policy are contingent upon the executive’s execution and non-revocation of a release of claims against the Company and compliance with covenants set forth in the policy, which include confidentiality, non-competition and non-solicitation of the Company’s employees.

Dr. Ramanathan Employment Agreement

In February 2012, we entered into an amended and restated employment agreement with Dr. Ramanathan for an initial two-year term ending in February 2014, with automatic annual one-year renewals thereafter unless either party provides at least 30 days’ advance notice of non-renewal. As no such notice was provided, Dr. Ramanathan’s agreement automatically renewed most recently in February 2017 for an additional one-year term expiring in February 2018.

The employment agreement provides that any incentive compensation payable to Dr. Ramanathan will be subject to the clawback policies adopted or implemented by us, including in respect of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any rules promulgated thereunder. Please see “Potential Payments Upon Termination or Change in Control” below for more information regarding such employment agreement and termination and payments made in connection with a change in control.

Mr. Moran, Ms. Tolivar, and Mr. Hennion currently do not have employment agreements with the Company, and Mr. Dzura did not have an employment agreement with the Company.

Separation Arrangements with Mr. Archbold

On July 28, 2016, the Company announced the departure of Mr. Archbold as Chief Executive Officer of the Company and from the Board. Mr. Archbold had an employment agreement with the Company which terminated upon his separation from service. The following summary relating to Mr. Archbold discusses the payment and benefits received as a result of his departure from the Company.

In connection with Mr. Archbold’s departure, and subject to the terms and conditions of the employment agreement with the Company, including Mr. Archbold’s execution and non-revocation of a release of claims against the Company, Mr. Archbold received the compensation to which he was entitled under his employment agreement with the Company in the case of a termination by the Company without “cause”.

In accordance with his employment agreement, the Company agreed to pay him $2,000,000 representing an amount equal to two times his base salary, payable in accordance with the Company’s normal payroll practices and procedures over the 24-month period beginning on the 60th day after the date of his separation, $47,308 in accrued but unpaid vacation and $16,957 representing the monthly cost of COBRA continuation coverage for Mr. Archbold for a period of 18 months following the date of his separation or until he obtains comparable health coverage from another employer, if earlier. The total amount of these payments was $2,064,265. As the performance objectives for the year of his separation were not achieved, Mr. Archbold did not receive any prorated share of an annual bonus for 2016. The two times base salary was subject to Mr. Archbold’s execution of a release in the form specified by his employment agreement. Mr. Archbold was also entitled to receive all amounts of unpaid base salary and welfare and retirement benefits accrued and vested through the date of separation, which amounts were unrelated to his separation from service.

Additionally, Mr. Archbold’s equity-based awards vested on the 60th day after the date of separation as follows: outstanding time-vested equity awards that would have become vested in accordance with their terms within the 24-month period following the date of separation if Mr. Archbold had remained employed by the Company through such period vested (and restrictions on restricted stock awards lapsed) as of the date of separation and stock options became exercisable for the longer of a period of 90 days following the date of separation or for the exercise period specified in the applicable grant agreement. In accordance with these terms, the vesting of stock options representing 174,565 shares, 23,746 shares of restricted stock and RSUs representing 25,641 shares were accelerated. The value of the restricted stock and RSUs for which vesting was accelerated was $472,308 and $509,999, respectively, as of the vesting date, calculated using the closing price on the relevant date. The Company recognized $2,292,267 in expense relating to the acceleration of this non-cash stock-based compensation. Also in accordance with these terms, the performance-based restricted stock representing 35,619 shares and market-based restricted stock units representing 51,282 shares granted in 2015 and 2016, respectively, in each case stated at target, were retained by Mr. Archbold, which values, if any, will be pro-rated dependent upon performance over the performance periods scheduled to end on December 31, 2017 and 2018, respectively.

Impact of Accounting and Tax Considerations

As a general matter, the Compensation Committee reviews and considers the various tax and accounting implications of the compensation vehicles we utilize.

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officer and their three other most highly compensated executive officers (excluding the chief financial officer) unless certain performance and other requirements are met.

Our intent generally is to design and administer executive compensation programs in a manner that will preserve deductibility of compensation paid to our executives, and we believe that a substantial portion of our current executive compensation program (including the annual incentive program and the long-term incentive awards that may be granted under the 2015 Stock Plan) will satisfy the requirements for exemption from the $1,000,000 deduction limitation. However, there can be no assurance that any amounts paid under such compensation programs will be deductible under Section 162(m), including, without limitation, in special circumstances related to hirings and separations. Additionally, we reserve the right to design programs and to structure other compensation arrangements that recognize a full range of performance criteria important to our success or that contain different terms, even where the compensation paid under such programs may not be deductible. The Compensation Committee will, in the exercise of its business judgment, continue to monitor our executive compensation program as part of its primary objective of ensuring that compensation paid to our executives is reasonable, performance-based and consistent with our goals and the goals of our stockholders.

Executive Stock Ownership Guidelines

We believe that, to align the long-term financial interests of our executive officers with those of our stockholders, our executives should hold a financial stake in the Company. The Board adopted a policy in December 2011 (revised most recently in February 2015) requiring our Chief Executive Officer and other executive officers to own stock in the Company (our “Executive Stock Ownership Guidelines”). Specifically, our Executive Stock Ownership Guidelines specify that our (i) Chief Executive Officer should own Company stock with an aggregate value at least equal to six times his or her annual base salary, (ii) Executive Vice Presidents should own Company stock with an aggregate value at least equal to two times their respective base salaries and (iii) our Senior Executive Officers subject to the Executive Stock Ownership Guidelines should own Company stock with an aggregate value at least equal to their annual base salaries. The Executive Stock Ownership Guidelines provide that our newly appointed executive officers have five years from the date of their appointment to comply with the Executive Stock Ownership Guidelines, and should retain at least 50% of all after-tax shares owned by or underlying equity awards granted to them after December 11, 2012 until the ownership thresholds are met. The Compensation Committee will evaluate whether exceptions should be made for any executive officer on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Compensation Committee. For the purposes of the Executive Stock Ownership Guidelines, stock includes (i) directly held shares of our Common Stock, (ii) shares of unvested restricted stock or RSUs (other than unvested shares of performance-vested restricted stock or unvested PSUs) and (iii) vested shares of our Common Stock held in any plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

Policy on Hedging and Pledging of Company Stock

We have a policy applicable to our directors and all of our employees, including our Named Executive Officers, that prohibits such persons from (i) within six months after purchasing any Company securities, selling any Company securities of the same class, (ii) selling the Company’s securities short, (iii) buying or selling puts or calls or other derivative securities on the Company’s securities, (iv) holding Company securities in a margin account or pledging Company securities as collateral for a loan or (v) entering into hedging or monetization transactions or similar arrangements with respect to Company securities.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in these proxy materials. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in these proxy materials and incorporated by reference in the Annual Report for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE

Richard J. Wallace (Chairperson)

Amy B. Lane

Philip E. Mallott

Named Executive officer Compensation

Summary Compensation Table

The following table sets forth information concerning compensation we paid to the Named Executive Officers for services rendered in all capacities to us during our last three fiscal years. In accordance with SEC rules, the compensation described in this table does not include the value of medical or group life insurance received by the Named Executive Officers that is available generally to all of our salaried employees. Only 2016 compensation is presented for Mr. Moran, because 2016 was his first year as an employee of the Company. Only 2016 and 2015 compensation is presented for Mr. Dzura and Ms. Tolivar, because neither was employed with the Company during 2014. A “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column is not presented because none of our Named Executive Officers participate in a pension plan or receive above-market or preferential earnings on nonqualified deferred compensation.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)

Robert Moran	2016	415,000	450,000	—	1,000,000	—	290,455	2,155,455
Interim Chief Executive Officer (6)

Tricia Tolivar	2016	450,571	—	300,000	802,271	—	16,436	1,569,278
Chief Financial Officer	2015	343,269	75,000	—	750,000	46,753	85,608	1,300,630

Michael Dzura	2016	507,304	—	210,000	561,576	—	17,223	1,296,103
Former Executive Vice President, Operations	2015	442,307	30,000	375,000	500,000	60,242	40,797	1,448,346

Jeffrey Hennion	2016	495,713	—	255,000	681,923	—	15,843	1,448,479
Executive Vice President, Chief Marketing and e-Commerce	2015	480,304	—	—	600,000	65,417	14,758	1,160,479
Officer	2014	117,500	30,000	187,500	187,500	—	—	522,500

Guru Ramanathan	2016	397,471	—	90,000	240,661	—	1,022	729,154
Senior Vice President and Chief Innovation Officer	2015	372,618	—	—	350,000	37,806	11,650	772,074
	2014	341,503	—	—	249,938	—	41,601	633,042

Michael Archbold (7)	2016	600,881	—	1,050,000	2,807,947	—	322,072	4,780,900
Former Chief Executive Officer	2015	968,050	—	—	3,500,000	219,747	1,032	4,688,829
	2014	365,385	545,833	1,871,310	—	—	9,865	2,792,393

(1)	For 2016, reflects a $450,000 bonus paid in January 2017, based on the Compensation Committee’s assessment of Mr. Moran’s extraordinary efforts, contributions and leadership. For 2015, reflects signing bonuses paid to Ms. Tolivar and Mr. Dzura. For 2014, reflects (a) a signing bonus paid to Mr. Hennion and (b) a $150,000 signing bonus and a $395,833 annual bonus paid to Mr. Archbold pursuant to the terms of his employment agreement.

(2)	Reflects the aggregate grant date fair value of options granted during each fiscal year, which has been computed in accordance with FASB ASC Topic 718. For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 15, “Stock-Based Compensation Plans,” to our audited consolidated financial statements included in the Annual Report. The amounts may not correspond to the actual value that may be realized by such persons with respect to these awards.
(3)	For 2014 and 2015, reflects the aggregate grant date fair value of time-vested restricted stock and the RSUs granted, which has been computed in accordance with FASB ASC Topic 718. For 2016, reflects the aggregate grant date fair value of the PSUs and the RSUs included as part of incentive awards granted to Ms. Tolivar, Dr. Ramanathan, and Messrs. Dzura, Hennion, and Archbold in February 2016 and the RSUs to Mr. Moran in connection with his appointment as Interim Chief Executive Officer, which has been computed in accordance with FASB ASC Topic 718. For 2015, reflects the aggregate grant date fair value of PSAs included as part of incentive awards granted to Ms. Tolivar in March 2015 and Mr. Dzura, Mr. Hennion, Dr. Ramanathan and Mr. Archbold in February 2015. For 2014, reflects the aggregate grant date fair value of the PSUs included as part of the incentive awards granted to Dr. Ramanathan in February 2014. The grant date values for the PSAs and the PSUs have been determined assuming 100% of target performance is achieved. If maximum share payouts were achieved for the PSUs, the aggregate grant date fair value for these units would be twice the amount disclosed in each year in the table related to the PSAs and the PSUs. If we assume the maximum 200% of target performance would be achieved, the grant date values of the (a) the PSUs granted to Ms. Tolivar, Mr. Dzura, Mr. Hennion, Dr. Ramanathan and Mr. Archbold in 2016 would be $1,004,541, $703,151, $853,846, $301,321 and $3,515,894, respectively, (b) the PSAs granted to Ms. Tolivar, Mr. Dzura, Mr. Hennion, Dr. Ramanathan and Mr. Archbold in 2015 would be $750,000, $500,000, $600,000, $350,000 and $3,500,000, and (c) the PSUs granted to Dr. Ramanathan would be $249,938 in 2014. For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 15, “Stock-Based Compensation Plans,” to our audited consolidated financial statements included in the Annual Report. The amounts shown in the table may not correspond to the actual value that may be realized by such persons with respect to these awards.
(4)	Reflects the non-discretionary component of cash incentive compensation.
(5)	The components of “All Other Compensation” for our fiscal year ended December 31, 2016 are set forth in the following table:

Named Executive Officer	Perquisites ($) (a)	Imputed Value for Life Insurance Premiums ($)	Company Contributions to Deferred Compensation Plan ($) (b)	Severance ($) (c)	Total ($)

Robert Moran	290,455	—	—	—	290,455
Tricia Tolivar	2,559	360	13,517	—	16,436
Michael Dzura	420	1,584	15,219	—	17,223
Jeffrey Hennion	420	552	14,871	—	15,843
Guru Ramanathan	470	552	—	—	1,022
Michael Archbold	—	635	—	321,437	322,072

	(a)	For Mr. Moran, this column reflects: (i) $160,020 of incremental cost to the Company associated with personal use of corporate aircraft, (ii) $42,962 in temporary corporate housing in Pittsburgh, (iii) $35,445 of executive medical benefits, (iv) $33,609 of relocation expenses including certain one-time reimbursements, (v) $16,419 of gross-up amounts reimbursed for the payment of taxes, and (vi) taxable parking benefits. The amounts disclosed represent aggregate incremental costs as follows: the actual monthly cost of providing medical coverage and benefits to Mr. Moran; the actual cost incurred by Mr. Moran in relocating, including certain one-time reimbursements; and the incremental cost of Mr. Moran’s personal use of a corporate aircraft calculated in the following manner. Personal use of corporate aircraft is calculated by using an incremental cost method that multiplies the hours flown on a personal flight by the hourly direct operating charge for the aircraft used. In addition, incremental costs for landing fees, crew hotels and meals, on-board catering and taxes for personal flights are also included. Since the Company aircraft is used primarily for business travel, this calculation methodology excludes the fixed costs which do not change based on usage, such as pilots’ salaries, the lease costs of Company aircraft, and the costs of maintenance. For the individuals other than Mr. Moran, the column includes taxable parking benefits and for Ms. Tolivar this column also reflects $2,279 of gross-up amount related to her relocation expenses.
	(b)	Reflects matching contributions by the Company with respect to compensation deferred by each executive pursuant to the Company’s Non-Qualified Deferred Compensation Plan. For more information, see the “2015 Non-Qualified Deferred Compensation Table” below.
	(c)	Reflects severance equal to $269,231 representing the base salary, $47,308 representing accrued but unpaid vacation and $4,898 representing the COBRA continuation coverage paid during 2016.
(6)	Mr. Moran was appointed Interim Chief Executive Officer upon the departure of Mr. Archbold in July 2016. Fees and stock awards received for his service as an outside Director through that date are not reflected in the table above but are disclosed under the “Director Compensation” section above.
(7)	For a description of the treatment of Mr. Archbold’s equity awards upon his separation from service with the Company, see “Compensation Discussion and Analysis – Separation Arrangements with Mr. Archbold.”

2016 Grants of Plan Based Awards Table

The following table sets forth information concerning awards under the 2015 Stock Plan and the 2016 Incentive Plan granted to each of the Named Executive Officers during our fiscal year ended December 31, 2016. Assumptions used in the calculation of certain dollar amounts are included in Note 15 “Stock-Based Compensation Plans,” to our audited consolidated financial statements included in the Annual Report.

		Potential Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares (#)	All Other Option Awards: Number of Shares (#)	Exercise Price of Options ($)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Robert Moran (4)	N/A	—	300,000	450,000	—	—	—	50,075	—	N/A	1,000,000

Tricia Tolivar	2/16/2016	69,000	276,000	552,000	5,128	14,652	29,304	10,989	49,751	27.30	1,102,271

Michael Dzura	2/16/2016	76,500	306,000	612,000	3,589	10,256	20,512	7,692	34,825	27.30	771,576

Jeffrey Hennion	2/16/2016	75,000	300,000	600,000	4,358	12,454	24,908	9,340	42,288	27.30	936,923

Guru Ramanathan	2/16/2016	48,375	193,500	387,000	1,538	4,395	8,790	3,296	14,925	27.30	330,661

Michael Archbold	2/16/2016	250,000	1,000,000	2,000,000	17,948	51,282	102,564	38,461	174,129	27.30	3,857,947

(1)	The amounts represent the threshold, target and maximum payout amounts under the 2016 Incentive Plan. See “Compensation Discussion and Analysis – Elements of Compensation – Annual Cash Incentive Compensation” above for more information regarding the thresholds under the 2016 Incentive Plan. As reported in the Summary Compensation Table, no amounts were actually earned in 2016.
(2)	The amounts represent the threshold, target and maximum number of shares of our common stock that may be earned under the PSU awards. The PSU awards also provide for an intermediate number of shares of our common stock that may be earned, which falls between the threshold and target. The intermediate number of shares, under the 2016 grants, is 10,989, 7,692, 9,340, 3,296 and 38,461 for Ms. Tolivar, Mr. Dzura, Mr. Hennion, Dr. Ramanathan and Mr. Archbold, respectively. The PSUs are scheduled to vest on December 31, 2018 subject to company performance and each officer’s continued employment. See “Compensation Discussion and Analysis – Elements of Compensation – Long Term Incentive Compensation” above for more information regarding the PSUs.

(3)	For Mr. Moran, reflects the grant date fair value of the RSUs granted to him on August 1, 2016, computed in accordance with FASB ASC Topic 718. For our other Named Executive Officers, reflects the aggregate grant date fair value of the stock options, the RSUs and the target PSUs granted to them in February 2016, computed in accordance with FASB ASC Topic 718. For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 15, “Stock-Based Compensation Plans,” to our audited consolidated financial statements included in the Annual Report. The amounts shown in the table may not correspond to the actual value that may be realized by such persons with respect to these awards.
(4)	Does not reflect stock awards received for his service as a non-employee Director through the date of his appointment to Interim Chief Executive Officer. The stock award received in his capacity as a non-employee Director is disclosed under the “Director Compensation” section above.

Outstanding Equity Awards as of December 31, 2016

The following table sets forth information regarding outstanding equity awards held by the Named Executive Officers under the 2007 Stock Plan, the 2011 Stock Plan and the 2015 Stock Plan as of December 31, 2016.

	Option Awards (1)					Stock Awards
Name	Date of Grant	Exercisable	Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Restricted Shares and RSUs That Have Not Yet Vested (#) (2)	Market Value of Restricted Shares and RSUs That Have Not Yet Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned PSUs (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned PSUs ($) (3)

Robert Moran	8/1/2016	—	—	—	—	50,075	552,828	—	—
	5/23/2016 (5)	—	—	—	—	4,448	49,106	—	—

Tricia Tolivar	3/2/2015	—	—	—	—	5,142	56,768	3,857	42,581
	2/16/2016	—	49,751	27.30	02/16/2026	10,989	121,318	5,128	56,613

Michael Dzura	2/2/2015	6,537	19,613	43.88	2/2/2025	5,697	62,895	—	—
	2/18/2015	—	—	—	—	—	—	2,544	28,086
	2/16/2016	—	34,825	27.30	02/16/2026	7,692	84,920	3,589	39,622

Jeffrey Hennion	10/22/2014	7,059	7,060	40.33	10/22/2024	1,550	17,112	—	—
	2/18/2015	—	—	—	—	4,070	44,933	3,053	33,705
	2/16/2016	—	42,288	27.30	02/16/2026	9,340	103,114	4,358	48,112

Guru Ramanathan	2/4/2010	15,000	—	13.18	2/4/2020	—	—	—	—
	2/4/2010	15,000	—	8.79	2/4/2020	—	—	—	—
	4/21/2011	30,000	—	18.82	4/21/2018	—	—	—	—
	12/12/2011	18,238	—	27.70	12/12/2018	—	—	—	—
	11/5/2012	6,679	—	36.16	11/5/2019	—	—	—	—
	2/19/2014	—	—	—	—	931	10,278	—	—
	2/18/2015	—	—	—	—	2,374	26,209	1,780	19,651
	2/16/2016	—	14,925	27.30	02/16/2026	3,296	36,388	1,538	16,979

Michael Archbold	8/4/2014	—	—	—	—	—	—	—	—
	2/2/2015	—	—	—	—	—	—	17,809	196,611
	2/16/2016	—	—	—	—	—	—	17,948	198,146

(1)	Time-vested stock option awards made under the 2007 Stock Plan, the 2011 Stock Plan and the 2015 Stock Plan, which awards vest in four equal annual installments commencing on the first anniversary of the date of grant, subject to continuing employment.

(2)	Includes time-vested restricted stock and RSUs awarded under the 2007 Stock Plan, the 2011 Stock Plan and the 2015 Stock Plan, which generally vest in three equal annual installments commencing on the first anniversary of the date of grant, subject to continuing employment.
(3)	Market value is based on the closing price of our Common Stock of $11.04 per share on December 30, 2016.
(4)	Represents the threshold number of the PSUs granted in 2016, the PSAs granted in 2015 and the PSUs granted in 2014, as indicated, under the 2011 Stock Plan and the 2015 Stock Plan. The PSUs granted in February 2014 were scheduled to vest on December 31, 2016 (threshold performance was not achieved and no portion of this award vested), the PSAs granted in 2015 are scheduled to vest on December 31, 2017 and the PSUs granted in 2016 are scheduled to vest on December 31, 2018, in each case subject to Company performance and the Named Executive Officer’s continued employment. The threshold award shown above represents 35% of the target award for the 2016 awards and 50% of the target award for the 2015 and 2014 awards; the actual number of PSAs or PSUs (as applicable) that may be earned may range from 0% to 200% of the target number, as described under “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.
(5)	Reflects the stock award granted to Mr. Moran on May 23, 2016, under the 2015 Stock Plan, prior to his appointment as Interim Chief Executive Officer, in his capacity as a non-employee director, which had an approximate aggregate grant date fair value of $110,000 and is scheduled to vest on the first anniversary of the grant date, provided that Mr. Moran has remained in service until the vesting date.

2016 Option Exercises and Stock Vested Table

The following table sets forth information regarding the vesting of RSUs and restricted stock and exercise of options by the Named Executive Officers during our fiscal year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired (#)	Value Realized on Exercise ($)	Number of Shares Acquired Upon Vesting (#) (1)		Value Realized Upon Vesting ($) (2)

Robert Moran	—	—	2,423	(3)	60,829
Tricia Tolivar	—	—	2,572		75,202
Michael Dzura	—	—	2,849		78,832
Jeffrey Hennion	—	—	3,585		90,090
Guru Ramanathan	—	—	4,824		137,609
Michael Archbold	—	—	61,260		1,319,728

(1)	For Ms. Tolivar, reflects the gross number of shares acquired upon vesting of the first tranche of her March 2015 restricted stock award. For Mr. Dzura, reflects the gross number of shares acquired upon vesting of the first tranche of his February 2015 restricted stock award. For Mr. Hennion, reflects the gross number of shares acquired upon vesting of (i) the second tranche of his October 2014 RSU award and (ii) the first tranche of his February 2015 restricted stock award. For Dr. Ramanathan, reflects the gross number of shares acquired upon the vesting of (i) the third tranche of his April 2011 restricted stock award, (ii) the third tranche of his December 2011 restricted stock award, (iii) the second tranche of his February 2014 RSU award, and (iv) the first tranche of his February 2015 restricted stock award. For Mr. Archbold, reflects the gross number of shares acquired upon vesting of (i) his February 2015 award of restricted stock award and (ii) the first and second tranche of his February 2016 RSU award. In each case, a portion of the gross number of shares that vested was withheld to satisfy minimum tax withholding obligations for each officer.
(2)	Market value is based on the average of the high and low trading prices for our Common Stock on the NYSE on the date of vesting.
(3)	Reflects the gross number of restricted shares, granted to Mr. Moran, prior to his appointment as Interim Chief Executive Officer, in his capacity as a non-employee director on May 21, 2015, which vested on May 21, 2016.

2016 Non-Qualified Deferred Compensation Table

We maintain the GNC Live Well® Later Non-Qualified Deferred Compensation Plan for the benefit of a select group of our highly compensated executives. Under this plan, employees may elect to defer a portion of their future salary and bonus compensation up to a maximum of 25% of each component, or such other specified limit established by the Company, until a specified future year, or until retirement. We may in our discretion elect to make a matching contribution to the plan for a calendar year, based on amounts deferred by participants for that year. Participants may select the investment fund or funds in which such deferred amounts are deemed to be invested for the purpose of crediting deferrals with investment gains and losses.

Ms. Tolivar, Mr. Dzura and Mr. Hennion each elected to make contributions to the deferred compensation plan in 2016. The following table identifies, for each Named Executive Officer, his or her contributions, our contributions, the aggregate earnings and withdrawals in 2016 and the aggregate balance as of December 31, 2016:

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)
Robert Moran	—	—	—	—	—
Tricia Tolivar	$27,034	$13,517	$3,122	—	$69,827
Michael Dzura	$30,438	$15,219	$6,408	—	$86,141
Jeffrey Hennion	$29,743	$14,871	$3,563	—	$76,995
Guru Ramanathan	—	—	$23,736	—	$255,738
Michael Archbold	—	—	$23	—	$75,658

(1)	Amounts reflected are included in the “Salary” column of the Summary Compensation Table above.
(2)	Amounts reflected are included in the “All Other Compensation” column of the Summary Compensation Table above.
(3)	Amounts reflected are not included as compensation for the relevant Named Executive Officers in the Summary Compensation Table above.
(4)	For Ms. Tolivar, Mr. Dzura, and Mr. Hennion, respectively, the amount reported includes $26,154, $34,615, and $28,818 previously earned, but deferred, salary and matching contributions reported in our Summary Compensation Table for 2015. For Dr. Ramanathan, the amount reported includes $48,091 previously earned, but deferred, salary and matching contributions reported in our Summary Compensation Table for 2015 and $58,704 for 2014 and $58,925 for 2013. For Mr. Archbold, the amount reported includes $75,635 previously earned, but deferred, salary and matching contributions reported in our Summary Compensation Table for 2014.

Potential Payments Upon Termination or a Change in Control

The termination and change in control arrangements for the Named Executive Officers (other than Dr. Ramanathan who has an employment agreement with the Company) are generally governed by Company policy. As such, these arrangements generally are uniform and not highly negotiated. The Compensation Committee does not generally consider the amounts payable in connection with termination and change in control events when establishing the compensation of the Named Executive Officers. The Compensation Committee, together with the Board, established the termination and change of control arrangements described herein to address and conform to our: overall compensation objectives in attracting and retaining the caliber of executives that are integral to our growth; our market competitiveness; maintaining management continuity, particularly through periods of uncertainty related to change in control events; providing our key personnel with the assurance of fair and equitable treatment following a change in control and other events; and ensuring that our management is held to high standards of integrity and performance.

In general, such policies and arrangements are evidenced by the Company’s executive severance pay policy, as described in the Compensation Discussion and Analysis section of this proxy statement.

The following is a summary of the termination and change of control provisions in the employment agreement for Dr. Ramanathan and the policies and arrangements otherwise applicable to Mr. Moran, Ms. Tolivar, Mr. Dzura and Mr. Hennion as of December 31, 2016.

Dr. Ramanathan

Dr. Ramanathan’s employment agreement also provides for certain benefits upon termination of employment. Upon Dr. Ramanathan’s death or disability, he (or his estate) is entitled to his then-current base salary for the remainder of the employment period, and, subject to the discretion of the Board or the Compensation Committee, a pro rata share of his current year annual bonus, based on actual employment, provided bonus targets are met. The employment period is the two-year period from the initial effective date of the employment agreement and for one-year periods thereafter. Upon termination of employment by us without cause or voluntarily by Dr. Ramanathan for good reason, subject to the execution of a written release, he is also entitled to:

•	salary continuation generally for one year or two years if the termination occurs upon or within six months following a change in control;
•	subject to the discretion of the Board or the Compensation Committee, a pro rata share of the annual bonus based on actual employment and achievement of performance objectives; and
•	reimbursement for any portion of the monthly cost of COBRA coverage that exceeds the amount of monthly health insurance premium (with respect to Dr. Ramanathan’s coverage and any eligible dependent coverage) payable by Dr. Ramanathan immediately prior to such termination, such reimbursements to continue through the expiration of the agreement term or the severance period, if earlier.

For purposes of Dr. Ramanathan’s employment agreement, “cause” generally means his:

•	failure to comply with any material obligation imposed by his employment agreement;
•	being indicted for any felony or any misdemeanor that causes or is likely to cause harm or embarrassment to us, in the reasonable judgment of the Board;
•	theft, embezzlement or fraud in connection with the performance of his duties;
•	engaging in any activity that gives rise to a material conflict of interest with us;
•	misappropriation of any of our material business opportunities;
•	any failure to comply with, observe or carry out our or the Board’s rules, regulations, policies or codes of ethics or conduct;
•	substance abuse or illegal use of drugs that, in the reasonable judgment of the Board, impairs his performance or causes or is likely to cause harm or embarrassment to us; or
•	engagement in conduct that he knows or should know is injurious to us.

For purposes of Dr. Ramanathan’s employment agreement, “good reason” generally means, without Dr. Ramanathan’s prior written consent and unless we timely cure the good reason:

•	our failure to comply with material obligations under his employment agreement; or
•	a material reduction in his base salary.

For purposes of Dr. Ramanathan’s employment agreement, “change in control” generally means:

•	an acquisition representing 50% or more of either our Common Stock or the combined voting power of our securities entitled to vote generally in the election of the Board; or
•	the approval by our stockholders of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition (other than a merger or consolidation) of all or substantially all of our or our subsidiaries’ assets.

Under all circumstances, Dr. Ramanathan’s unvested equity awards will be forfeited as of the date of his termination unless otherwise provided in the award agreement.

The following tables quantify the estimated payments and benefits that the Named Executive Officers would have received if their employment had terminated on December 31, 2016 under the circumstances shown or if we had undergone a change in control on such date. The tables exclude (i) compensation amounts accrued through December 31, 2016 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) vested account balances under our 401(k) plan that are generally available to all of our salaried employees.

Where applicable, the information in the tables uses a fair market value per share of $11.04 for our Common Stock, which is equal to the closing price of our Common Stock on December 30, 2016.

Mr. Moran

Benefit	Termination without Cause ($)	Termination without Cause or for Good Reason Following a Change in Control ($)

Base Salary	996,000	1,992,000

2016 Incentive Compensation	—	—

Health & Welfare Benefits	11,305	22,610

Net Value	1,007,305	2,014,610

Ms. Tolivar

Benefit	Termination without Cause ($)	Termination without Cause or for Good Reason Following a Change in Control ($)

Base Salary	460,000	920,000

2016 Incentive Compensation	—	—

Health & Welfare Benefits	11,305	22,610

Net Value	471,305	942,610

Mr. Dzura (1)

Benefit	Termination without Cause ($)	Termination without Cause or for Good Reason Following a Change in Control ($)

Base Salary	510,000	1,020,000

2016 Incentive Compensation	—	—

Health & Welfare Benefits	11,305	22,610

Net Value	521,305	1,042,610

(1) Upon Mr. Dzura’s separation from the Company as of March 7, 2017 he is entitled to receive $510,000, payable in installments over a one year period and $12,070 representing continued health coverage for that period based upon the cost in 2017.

Mr. Hennion

Benefit	Termination without Cause ($)	Termination without Cause or for Good Reason Following a Change in Control ($)

Base Salary	500,000	1,000,000

2016 Incentive Compensation	—	—

Health & Welfare Benefits	11,305	22,610

Net Value	511,305	1,022,610

Dr. Ramanathan

Benefit	Termination without Cause or for Good Reason ($)	Termination without Cause or for Good Reason w/in 6 Months After a Change in Control ($)	Death or Disability ($)

Base Salary Continuation	430,000	860,000	72,111

Pro Rata Bonus	—	—	—

Health & Welfare Benefits	8,455	16,910	—

Net Value	438,455	876,910	72,111

The employment agreement with Dr. Ramanathan provides that if any payment or benefit will be subject to or result in the imposition of the excise tax imposed by Code Section 4999, then the amount of such payment or payments will be reduced to the highest amount that may be paid by us without subjecting such payment to the excise tax. We have assumed that none of the payments or benefits provided to Mr. Moran, Ms. Tolivar, Mr. Dzura, Mr. Hennion or Dr. Ramanathan would have been subject to or resulted in the imposition of the excise tax imposed by Code Section 4999. Accordingly, no reductions in such payments and benefits have been applied in the tables above.

The 2007 Stock Plan, the 2011 Stock Plan and the 2015 Stock Plan provide that, in the event of a change in control, unvested stock-based awards generally may be fully vested, cancelled for fair value or substituted for awards that substantially preserve the applicable terms of such stock-based awards, and with respect to the 2015 Stock Plan may provide for a limited time period for awards to be exercised. We have assumed for purposes of the above tables that upon a change in control, equity-based awards would not be accelerated, and instead would be substituted for awards that substantially preserve the applicable terms of the stock-based awards.

We have not included Mr. Archbold in the tables above because he was not employed by us on December 31, 2016, and the amounts paid or payable in 2016 to Mr. Archbold in connection with his separation from employment with the Company are included in the Summary Compensation Table and the 2016 Option Exercises and Stock Vested Table and the related discussion above, including the Compensation Discussion and Analysis section of this proxy statement.

For more information regarding actual termination payments commencing in 2016, see “Compensation Discussion and Analysis – Separation Arrangements with Mr. Archbold” beginning on page 30.

ADVISORY VOTE ON SAY-ON-FREQUENCY VOTE

(PROPOSAL 3)

Pursuant to Section 14A of the Exchange Act, the Company is periodically required to submit to stockholders a non-binding, advisory vote as to whether the stockholder advisory vote to approve the compensation of its Named Executive Officers (commonly known as a “say-on-pay” vote), set forth in Proposal 2 above, should occur every one, two or three years. You may cast your vote by choosing one year, two years, or three years or you may abstain from voting when you vote for the resolution set forth below.

Our Board recommended, and the stockholders approved, at our 2012 annual meeting of stockholders, that an advisory vote on the compensation of our Named Executive Officers be conducted on an annual basis. As a result, we have submitted our say-on-pay proposal to our stockholders at each annual meeting since 2012. We are required, by SEC rule, to submit a proposal to our stockholders regarding the frequency of the advisory vote on the compensation of our Named Executive Officers no later than the 2018 Annual Meeting, but are seeking the input of our stockholders, at the 2017 annual meeting of the stockholders and in accordance with the Exchange Act Rule 14a-21(b), on this “say-on-frequency” proposal. It is expected that the next say-on-frequency vote will occur at the 2023 annual meeting of our stockholders.

In voting on this Proposal 3, stockholders are provided with four choices: stockholders may indicate their preference as to whether the advisory vote to approve the compensation of the Named Executive Officers should occur once every one year, two years or three years; stockholders may also abstain from voting.

After careful consideration, it is the opinion of the Board that an annual advisory stockholder vote on the compensation of our Named Executive Officers is the most appropriate option for us because it will allow our stockholders to provide more frequent, direct input on our compensation policies and practices, and the resulting compensation for our Named Executive Officers. Stockholders will have the opportunity to consider our most recent compensation decisions in the context of our pay for performance policy and focus on increasing long-term stockholder value, and to provide feedback to us in a timely way. Finally, the Board believes an annual advisory stockholder vote promotes corporate transparency.

While the Board has determined that the say-on-pay vote shall be held annually, stockholders are not voting to approve or disapprove of the Board’s determination. Rather, stockholders are being provided with a mechanism to provide input to the Board about the frequency with which we will hold a non-binding, advisory vote by our stockholders to approve the compensation of our Named Executive Officers. As an advisory vote, the result of the vote is not binding on us. However, the Board values the opinions of our stockholders in their vote on this matter, and will consider the outcome of the vote when making a determination as to the frequency of future advisory votes to approve the compensation of our Named Executive Officers. The alternative receiving the greatest number of votes (once every one year, two years or three years) will be the resulting recommendation, on an advisory basis, of our stockholders.

Recommendation

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE, ON AN ADVISORY BASIS, TO RECOMMEND HOLDING THE SAY-ON-PAY VOTE ONCE EVERY YEAR.

RATIFICATION OF APPOINTMENT OF AUDITORS
(PROPOSAL 4)

In accordance with the Audit Committee’s charter, the Audit Committee is responsible for the appointment and retention of our independent auditors. In our fiscal years ended December 31, 2016 and 2015, all audit and non-audit services were pre-approved by the Audit Committee in accordance with the Audit Committee’s charter.

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) to serve as our independent auditors for our fiscal year ending December 31, 2017, subject to ratification by our stockholders. Representatives of PwC will be present at the Annual Meeting to answer questions and will also have the opportunity to make a statement if they desire to do so. If the proposal to ratify PwC’s appointment is not approved, other certified public accountants will be considered by the Audit Committee. Even if the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year if it believes that such a change would be in the best interest of the Company and its stockholders.

Fees Paid to PricewaterhouseCoopers LLP

The fees incurred by us for professional services rendered by PwC for our fiscal years ended December 31, 2016 and 2015 were as follows:

Audit Fees, Audit Related Fees, Tax Fees and All Other Fees
	2016	2015

Audit Fees (1)	1,302,300	1,261,970

Audit Related Fees (2)	5,000	10,000

Tax Fees (3)	110,000	120,000

All Other Fees (4)	1,800	1,800

	1,419,100	1,393,770

(1)	Includes services related to the audit of the Company’s financial statements and internal controls over financial reporting, statutory audits of subsidiaries, and various other filings with the SEC.
(2)	Principally includes review of franchise disclosure documents.
(3)	Includes services related to Federal tax planning and advice, and certain individual tax compliance services.
(4)	Represents license fees for access to technical accounting information.

The Audit Committee has concluded that the provision of the foregoing services is compatible with maintaining PwC’s independence.

The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve this Proposal 4.

Pre-Approval Policies and Procedures

All of the services performed for us by PwC during 2016 were pre-approved by the Audit Committee. The Audit Committee’s policy, as reflected in its charter, requires that the Audit Committee pre-approve on an engagement-by-engagement basis all audit and non-audit services to be performed by our independent auditors, provided that the Audit Committee may delegate the authority to pre-approve such services to a subcommittee of the Audit Committee.

Recommendation

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PWC AS INDEPENDENT AUDITORS FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2017.

AUDIT COMMITTEE REPORT

The Board has determined that each member of the Audit Committee meets the SEC and the NYSE independence and financial literacy requirements. The Board has also determined that each of Messrs. Berger, Hines and Mallott qualifies as an “audit committee financial expert.”

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2016 with both management and the independent auditors. The Audit Committee discussed the auditors’ review of our quarterly financial information with the auditors prior to the release of such information and the filing of our quarterly reports with the SEC.

Further, the Audit Committee discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees), received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the auditors the auditors’ independence. The Audit Committee also discussed with the auditors financial management matters related to our internal control over financial reporting. Based on these discussions, the Audit Committee’s review of our audited financial statements for the year ended December 31, 2016 and the written disclosures received from the independent auditors, the Audit Committee recommended that the Board include the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

This audit committee report is not deemed filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filings that we may make with the SEC.

AUDIT COMMITTEE
Philip E. Mallott (Chairperson)
Jeffrey P. Berger
Michael F. Hines

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table below sets forth information regarding the beneficial ownership of our Common Stock as of the Record Date by: (i) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our Common Stock; (ii) the Named Executive Officers; (iii) each of our directors and nominees for director; and (iv) all of our current directors and executive officers as a group, based on information furnished by each person.

Beneficial ownership is determined in accordance with the Exchange Act and includes voting and investment power with respect to our Common Stock. The following table includes Common Stock issuable within 60 days of the Record Date upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Percentage of beneficial ownership is based on 68,564,078 shares of Common Stock outstanding as of March 24, 2017. Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our Common Stock that he, she or it beneficially owns.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, PA 15222.

Name of Beneficial Owner	Position	Shares	Percentage (%)

Robert F. Moran	Interim Chief Executive Officer and Director	603,196 (1)	*

Tricia K. Tolivar	Chief Financial Officer	29,102 (2)	*

Jeffrey P. Berger	Director	81,664 (3)	*

Alan D. Feldman	Director	10,937 (4)	*

Michael D. Dzura	Former Executive Vice President, Operations	35,003 (5)	*

Jeffrey R. Hennion	Chief Marketing and e-Commerce Officer	32,433 (6)	*

Michael F. Hines	Director	205,909 (7)	*

Amy B. Lane	Director	44,489 (8)	*

Philip E. Mallott	Director	37,072 (9)	*

Guru Ramanathan	Senior Vice President and Chief Innovation Officer	147,037 (10)	*

Richard J. Wallace	Director	48,989 (11)	*

Michael G. Archbold	Former Chief Executive Officer	67,657 (12)	*

All directors and executive officers as a group (12 persons)		1,265,431	1.85%

*Less than 1% of the outstanding shares of Common Stock.

(1)	Consists of (i) 598,748 shares directly held and (ii) 4,448 shares of time-vested restricted stock.
(2)	Consists of (i) 4,611 shares directly held, (ii) 4,339 shares of time-vested restricted stock, (iii) 7,714 shares of performance-vested restricted stock, and (iv) 12,438 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date.

(3)	Consists of (i) 42,216 shares directly held, (ii) 4,448 shares of time-vested restricted stock and (iii) 35,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date.
(4)	Consists of (i) 6,489 shares directly held and (ii) 4,448 shares of time-vested restricted stock.
(5)	Consists of (i) 5,284 shares directly held, (ii) 2,849 shares of time-vested restricted stock, (iii) 5,088 shares of performance-vested restricted stock and (iv) 21,782 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date.
(6)	Consists of (i) 6,660 shares directly held, (ii) 2,035 shares of time-vested restricted stock, (iii) 6,106 shares of performance-vested restricted stock and (iv) 17,632 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date.
(7)	Consists of (i) 189,541 shares directly held, (ii) 4,448 time-vested RSUs and (iii) 11,920 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date.
(8)	Consists of (i) 9,541 shares directly held, (ii) 4,448 time-vested RSUs (including units representing accrued dividends on deferred amounts) and (iii) 30,500 shares issuable upon the exercise of options that are currently exercisable or become exercisable within 60 days following the Record Date.
(9)	Consists of (i) 32,624 shares directly held and (ii) 4,448 shares of time-vested restricted stock.
(10)	Consists of (i) 53,641 shares directly held, (ii) 1,187 shares of time-vested restricted stock, (iii) 3,561 shares of performance-vested restricted stock, and (iv) 88,648 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date.
(11)	Consists of (i) 9,541 shares directly held, (ii) 4,448 shares of time-vested restricted stock and (iii) 35,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date.
(12)	Consists of (i) 32,038 shares directly held and (ii) 35,619 shares of performance-vested restricted stock.

Based on filings made under Section 13(d) and 13(g) of the Exchange Act reporting ownership of shares and percent of class as of December 31, 2016, as of March 24, 2017, the only persons known by us to be beneficial owners of more than 5% of our common stock were as follows:

Beneficial Owners of 5% or More of Our Outstanding Common Stock	Shares	Percentage (%)

FMR LLC and certain affiliated parties (1) 245 Summer Street Boston, MA 02210	9,896,854	14.469%
Blackrock, Inc. (2) 55 East 52nd Street New York, NY 10055	4,156,246	6.1%
The Vanguard Group, Inc. (3) 100 Vanguard Blvd. Malvern, PA 19355	5,240,215	7.66%

(1)	Based on the Amendment No. 4 to Schedule 13G filed with the SEC on February 14, 2017 by FMR LLC, a parent holding company, Abigail P. Johnson, the Chairman and Chief Executive Officer of FMR LLC and Fidelity Low-Priced Stock Fund (the “FLPS Fund”). In the Amendment No. 4 to Schedule 13G, (i) FMR LLC discloses it has sole voting power over 858,169 shares and sole dispositive power over 9,896,854 shares, (ii) Ms. Johnson discloses that she has sole dispositive power over 9,896,854 shares and (iii) FLPS Fund discloses that it has sole voting power over 5,368,500 shares. Members of the Johnson family are the predominant owners, directly or through trusts, of the Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC, and through a shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC.
(2)	Based on the Amendment No. 4 to Schedule 13G filed with the SEC on January 24, 2017 by Blackrock, Inc. (“Blackrock”) in which Blackrock discloses that it has sole voting power over 3,986,882 shares and sole dispositive power over 4,156,246 shares.
(3)	Based on the Amendment No. 4 to Schedule 13G filed with the SEC on February 13, 2016 by The Vanguard Group, Inc. (“Vanguard”). In the Amendment No. 4 to Schedule 13G, Vanguard reports it has sole voting power over 136,783 shares, sole dispositive power over 5,098,313 shares, shared voting power of 9,000 shares and shared dispositive power over 141,902 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, executive officers and holders of more than 10% of our Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with the SEC on Forms 3, 4 and 5 with respect to their ownership and change of ownership of our Common Stock.

Based solely upon a review of the copies of these forms or written representations, which we have received from such persons or entities for transactions in our Common Stock and their Common Stock holdings for our fiscal year ended December 31, 2016, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and holders of more than 10% of our Common Stock, except that there was a failure to file Forms 4 by certain of our NEOs in connection with exempt tax withholding transactions occurring upon the vesting of awards in 2016 as follows: Ms. Tolivar and Mr. Dzura (one tax withholding transaction each); Mr. Hennion (two tax withholding transactions); Dr. Ramanathan (four tax withholding transactions); and Mr. Archbold (three tax withholding transactions).

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for our 2018 Annual Meeting must be received by us no later than December 12, 2017 to be presented at the 2018 Annual Meeting or to be eligible for inclusion in the proxy materials related thereto under the SEC’s proxy rules. Such proposals can be sent to us at GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, Attention: Secretary.

Our Fifth Amended and Restated Bylaws (the “Bylaws”) prescribe the procedures that a record stockholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting (other than matters submitted pursuant to Rule 14a-8 under the Exchange Act). The following summary of these procedures is qualified by reference to our Bylaws, a copy of which can be obtained, without charge, upon written request to GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, Attention: Secretary.

Pursuant to Article II, Section 5(b) of our Bylaws, a record stockholder must provide timely notice of any stockholder proposal (including director nomination(s)) other than those submitted pursuant to Rule 14a-8 of the Exchange Act to be properly brought before the 2018 Annual Meeting. To be timely, such notice must be received by our secretary at our principal executive offices at 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222 between the opening of business on January 23, 2018 and the close of business on February 22, 2018. The notice must contain the information specified in our Bylaws regarding the stockholder giving the notice and the business proposed to be brought before the meeting. For director nominations, the notice must also contain the information specified in our Bylaws regarding each person whom the stockholder wishes to nominate for election as director and be accompanied by the written consent of each proposed nominee to serve as director if elected. Such stockholder proposals must also be in compliance with the additional requirements set forth in the Bylaws. However, if the date of the 2018 Annual Meeting is more than 30 days before or more than 70 days after May 23, 2018, to be timely, such notice must be received no earlier than the 120th day prior to the date of the 2018 Annual Meeting and not later than (i) the close of business on the 90th day prior to the date of the 2018 Annual Meeting or (ii) the tenth day following the day on which the public announcement of the date of the 2018 Annual Meeting is first made.

With respect to stockholder proposals not included in our proxy statement for the 2018 Annual Meeting, the persons named in the Board’s proxy for the 2018 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Exchange Act.

OTHER INFORMATION

Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K can be obtained free of charge upon request to GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania, 15222, Attention: Secretary.

ANNEX A

Reconciliation of Non-GAAP to GAAP financial metric

EPS, which is calculated at the end of the year including certain specified adjustments disclosed in our quarterly earnings reports, was used as a performance metric under the 2016 Incentive Plan. Below we have set forth a reconciliation of the adjusted EPS to the GAAP financial metric. This reconciliation is based upon the Reported EPS from the Company’s audited financial statements.

GNC HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Net (Loss) Income and Diluted (Loss) EPS to Adjusted Net Income and Adjusted

Diluted EPS

(in thousands, except per share data)

	Year ended December 31,
	2016		2015
	Net (Loss)	Diluted	Net	Diluted
	Income	(Loss) EPS	Income	EPS
Reported	$(286,250)	$(4.12)	$219,299	$2.60
Gains on refranchising	(19,112)	(0.27)	(7,571)	(0.09)
Long-lived asset impairments	476,553	6.85	28,333	0.34
Other SG&A (1)	5,513	0.07	7,522	0.09
Executive severance	4,453	0.07	—	—
Loss on sale of Discount
Supplements	—	—	2,729	0.04
Correction of immaterial payroll
accrual error	—	—	2,762	0.03
Tax effect	(31,488)	(0.45)	(11,456)	(0.14)
Adjusted	$149,669	$2.15	$241,618	$2.87

Weighted average diluted common shares outstanding (2)	69,534		84,186

(1)	Current year includes legal accruals and store-closing-related costs and prior year includes a legal accrual partially offset by the reversal of an international franchise receivable reserve.
(2)	For reported diluted loss per share in the current year, all outstanding stock-based awards are excluded for diluted shares outstanding because the Company reported a net loss making all awards antidilutive; however, for purposes of adjusted diluted EPS, the Company has included the impact of dilutive stock-based awards as the Company reported net income on an adjusted basis.